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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-191953

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

0.875% Notes due 2017	$ 750,000,000	99.956%	$ 749,670,000
1.875% Notes due 2020	$1,500,000,000	99.824%	$1,497,360,000
2.875% Notes due 2025	$1,750,000,000	99.845%	$1,747,287,500

Total	$4,000,000,000		$3,994,317,500	$402,227.77

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 28, 2013)

$4,000,000,000

$750,000,000 0.875% Notes due 2017

$1,500,000,000 1.875% Notes due 2020

$1,750,000,000 2.875% Notes due 2025

        We are offering $750,000,000 principal amount of 0.875% Notes due 2017, which we refer to in this prospectus supplement as the "2017 notes," $1,500,000,000 principal amount of 1.875% Notes due 2020, which we refer to in this prospectus supplement as the "2020 notes," and $1,750,000,000 principal amount of 2.875% Notes due 2025, which we refer to in this prospectus supplement as the "2025 notes." We collectively refer to the 2017 notes, the 2020 notes and the 2025 notes as the "notes."

        The 2017 notes will bear interest at a rate per annum of 0.875%, the 2020 notes will bear interest at a rate per annum of 1.875% and the 2025 notes will bear interest at a rate per annum of 2.875%. We will pay interest on the notes semi-annually in arrears on April 27 and October 27 of each year, beginning on April 27, 2016. The 2017 notes will mature on October 27, 2017, the 2020 notes will mature on October 27, 2020 and the 2025 notes will mature on October 27, 2025. We may redeem any series of the notes at our option and at any time, either in whole or in part, at the applicable redemption price described in this prospectus supplement. The notes will be our unsecured obligations and will rank equally with our unsecured senior indebtedness from time to time outstanding. The notes will be issued only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

        The notes will not be listed on any securities exchange or quoted on any automated quotation system. There is currently no public market for any series of the notes.

        Investing in the notes involves risks. Please see "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 2017 Note	Total	Per 2020 Note	Total	Per 2025 Note	Total

Public offering price	99.956%	$749,670,000	99.824%	$1,497,360,000	99.845%	$1,747,287,500

Underwriting discounts	0.200%	$ 1,500,000	0.350%	$ 5,250,000	0.450%	$ 7,875,000

Proceeds, before expenses, to The Coca-Cola Company	99.756%	$748,170,000	99.474%	$1,492,110,000	99.395%	$1,739,412,500

        The public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from October 27, 2015.

        The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, societé anonyme and Euroclear Bank S.A./N.V., on or about October 27, 2015.

Joint Book-Running Managers

Citigroup	J.P. Morgan	Wells Fargo Securities

Co-Managers

Deutsche Bank Securities	Guzman & Company	Loop Capital Markets

RBC Capital Markets	SunTrust Robinson Humphrey

The date of this prospectus supplement is October 22, 2015.

Prospectus Supplement

Prospectus

        In this prospectus supplement, except as otherwise indicated or the context otherwise requires, the terms "Company," "we," "us" and "our" mean The Coca-Cola Company and all entities included in its consolidated financial statements.

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ABOUT THIS PROSPECTUS SUPPLEMENT

        We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the "prospectus," we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus filed by us with the Securities and Exchange Commission (the "SEC"). We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the documents incorporated by reference herein may contain statements, estimates or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company's historical experience and our present expectations or projections. These risks include, but are not limited to, obesity concerns; water scarcity and poor quality; evolving consumer preferences; increased competition and capabilities in the marketplace; product safety and quality concerns; perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; increased demand for food products and decreased agricultural productivity; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand operations in emerging and developing markets; fluctuations in foreign currency exchange rates; interest rate increases; an inability to maintain good relationships with our bottling partners; a deterioration in our bottling partners' financial condition; increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters; increased or new indirect taxes in the United States or in other major markets; increased cost, disruption of supply or shortage of energy or fuels; increased cost, disruption of supply or shortage of ingredients, other raw materials or packaging materials; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the availability of our products; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; unfavorable general economic conditions in the United States; unfavorable economic and political conditions in international markets; litigation or legal proceedings; adverse weather conditions; climate change; damage to our brand image and corporate reputation from negative publicity, even if unwarranted, related to product safety or quality, human and workplace rights, obesity or other issues; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; changes in accounting standards; an inability to achieve our overall long-term growth objectives; deterioration of global credit market conditions; default by or failure of one or more of our counterparty financial institutions; an

S-ii

inability to timely implement our previously announced actions to reinvigorate growth, or to realize the economic benefits we anticipate from these actions; failure to realize a significant portion of the anticipated benefits of our strategic relationships with Keurig Green Mountain, Inc. and Monster Beverage Corporation; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages or labor unrest; future impairment charges; multi-employer plan withdrawal liabilities in the future; an inability to successfully integrate and manage our Company-owned or -controlled bottling operations; an inability to successfully manage the possible negative consequences of our productivity initiatives; global or regional catastrophic events; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2014, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only at the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.

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 SUMMARY

        This summary highlights selected information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus supplement, as well as the information in the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement or the accompanying prospectus. You should carefully consider, among other things, the matters discussed in the sections titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

 OUR COMPANY

General

        The Coca-Cola Company is the world's largest beverage company. We own or license and market more than 500 nonalcoholic beverage brands, primarily sparkling beverages but also a variety of still beverages such as waters, enhanced waters, juices and juice drinks, ready-to-drink teas and coffees, and energy and sports drinks. We own and market four of the world's top five nonalcoholic sparkling beverage brands: Coca-Cola, Diet Coke, Fanta and Sprite. Finished beverage products bearing our trademarks, sold in the United States since 1886, are now sold in more than 200 countries.

        We make our branded beverage products available to consumers throughout the world through our network of Company-owned or -controlled bottling and distribution operations as well as independent bottling partners, distributors, wholesalers and retailers—the world's largest beverage distribution system. Beverages bearing trademarks owned by or licensed to us account for 1.9 billion of the approximately 57 billion servings of all beverages consumed worldwide every day.

        We believe our success depends on our ability to connect with consumers by providing them with a wide variety of options to meet their desires, needs and lifestyles. Our success further depends on the ability of our people to execute effectively, every day.

        Our goal is to use our Company's assets—our brands, financial strength, unrivaled distribution system, global reach, and the talent and strong commitment of our management and associates—to become more competitive and to accelerate growth in a manner that creates value for our shareowners.

        We were incorporated in September 1919 under the laws of the State of Delaware and succeeded to the business of a Georgia corporation with the same name that had been organized in 1892.

        Our principal office is located at One Coca-Cola Plaza, Atlanta, Georgia 30313, and our telephone number at that address is (404) 676-2121. We maintain a website at www.coca-colacompany.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement or the accompanying prospectus.

Recent Developments

  Swiss Bond Offering

        On September 25, 2015, we entered into a Bond Purchase Agreement with Credit Suisse AG and BNP Paribas (Suisse) SA, pursuant to which we issued 1.325 billion of Swiss Franc-denominated bonds (the "Swiss Bonds") on October 2, 2015. The offering of Swiss Bonds was conducted pursuant to Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). The Swiss Bonds consist of:

  •
  CHF 200 million of 0.000% fixed rate bonds that will mature on October 2, 2017;

  •
  CHF 550 million of 0.250% fixed rate bonds that will mature on December 22, 2022; and

  •
  CHF 575 million of 1.000% fixed rate bonds that will mature on October 2, 2028.

        We received net proceeds from the offering of Swiss Bonds of approximately CHF 1.326 billion and intend to use such proceeds for general corporate purposes.

  Third Quarter 2015 Financial Results

        On October 21, 2015, we released our financial results for the third quarter ended October 2, 2015. See Appendix A for more information.

 THE OFFERING

Issuer	The Coca-Cola Company.
Securities Offered	$750,000,000 principal amount of 0.875% Notes due 2017.
$1,500,000,000 principal amount of 1.875% Notes due 2020.
$1,750,000,000 principal amount of 2.875% Notes due 2025.
Maturity Date	The 2017 notes: October 27, 2017.
The 2020 notes: October 27, 2020.
The 2025 notes: October 27, 2025.
Interest Rate	The 2017 notes: 0.875% per annum, payable semi-annually in arrears.
The 2020 notes: 1.875% per annum, payable semi-annually in arrears.
The 2025 notes: 2.875% per annum, payable semi-annually in arrears.
Interest Payment Dates	April 27 and October 27 of each year, commencing on April 27, 2016.
Optional Redemption	We may redeem any series of the notes at our option and at any time, either as a whole or in part, at the applicable redemption price described under "Description of the Notes—Optional Redemption."
Ranking	The notes will be our unsecured obligations and will rank equally with our unsecured senior indebtedness from time to time outstanding.
Further Issues

We may, at any time, without notice to or the consent of the holders of the notes, create and issue further notes ranking equally with any series of the notes in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further notes or except for, in some cases, the first payment of interest following the issue date of such further notes).

Book-Entry; Form and Denominations

We will issue the notes of each series in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC. The notes will be issued only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Use of Proceeds	We expect to use the net proceeds from the offering for general corporate purposes. See "Use of Proceeds."

Tax Considerations

You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See "U.S. Federal Income Tax Consequences to Non-U.S. Holders."

Governing Law	The indenture is governed and the notes will be governed by the laws of the State of New York.
Trustee	Deutsche Bank Trust Company Americas.
Risk Factors

See "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of certain relevant factors you should carefully consider before deciding to invest in the notes.

SELECTED FINANCIAL DATA

	Six Months Ended
			Year Ended December 31,
	July 3, 2015	June 27, 2014
(In millions)			2014	2013(1)	2012	2011	2010(2)
SUMMARY OF OPERATIONS
Net operating revenues	$22,867	$23,150	$45,998	$46,854	$48,017	$46,542	$35,119
Cost of goods sold	8,851	8,902	17,889	18,421	19,053	18,215	12,693

Gross profit	14,016	14,248	28,109	28,433	28,964	28,327	22,426
Selling, general and administrative expenses	8,283	8,373	17,218	17,310	17,738	17,422	13,194
Other operating charges	902	329	1,183	895	447	732	819

Operating income	4,831	5,546	9,708	10,228	10,779	10,173	8,413

Net income attributable to shareowners of The Coca-Cola Company	$4,665	$4,214	$7,098	$8,584	$9,019	$8,584	$11,787

BALANCE SHEET DATA
Cash, cash equivalents and short-term investments	$17,514	$18,142	$18,010	$17,121	$13,459	$13,891	$11,199
Marketable securities	3,433	3,467	3,665	3,147	3,092	144	138
Property, plant and equipment—net	14,365	14,918	14,633	14,967	14,476	14,939	14,727
Capital expenditures	1,114	1,030	2,406	2,550	2,780	2,920	2,215
Total assets	93,538	95,489	92,023	90,055	86,174	79,974	72,921
Loans and notes payable	16,306	20,081	19,130	16,901	16,297	12,871	8,100
Current maturities of long-term debt	2,031	1,519	3,552	1,024	1,577	2,041	1,276
Long-term debt	25,977	18,643	19,063	19,154	14,736	13,656	14,041
NET CASH PROVIDED BY OPERATING ACTIVITIES	$5,118	$4,470	$10,615	$10,542	$10,645	$9,474	$9,532

Certain prior year amounts have been reclassified to conform to the current year presentation.

(1)
Includes the impact of the deconsolidation of the Brazilian and Philippine bottling operations. Refer to Note 2 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

(2)
On October 2, 2010, the Company acquired the former North American business of Coca-Cola Enterprises Inc. in exchange its former Norwegian and Swedish bottling operations.

USE OF PROCEEDS

        We estimate that we will receive net proceeds from the offering of approximately $3.977 billion after deducting underwriting discounts and estimated expenses of the offering payable by us.

        We expect to use the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures, acquisitions of or investments in businesses or assets, redemption and repayment of short-term or long-term borrowings and purchases of our common stock. Pending application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

 RATIO OF EARNINGS TO FIXED CHARGES

        Our ratios of earnings to fixed charges for the five fiscal years ended December 31, 2014 and for the six months ended July 3, 2015 are set forth below:

	Year Ended December 31,
Six Months Ended July 3, 2015	2014	2013	2012	2011	2010
11.2x	16.7x	21.4x	24.4x	23.2x	18.1x

        We computed ratios of earnings to fixed charges on a total enterprise basis by dividing income from continuing operations before income taxes and changes in accounting principles (excluding undistributed equity earnings) and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges consist of gross interest incurred and the interest portion of rental expense.

        At July 3, 2015, we were contingently liable for guarantees of indebtedness owed by third parties, including certain variable interest entities, in the amount of approximately $557 million. Fixed charges for these contingent liabilities have not been included in the computation of the above ratios as the amounts are immaterial and, in the opinion of management, it is not probable that we will be required to satisfy the guarantees. The interest amount included in the computation of the above ratios does not include interest expense associated with unrecognized tax benefits.

 CAPITALIZATION

        The following table presents the capitalization of the Company and its consolidated subsidiaries at July 3, 2015 and as adjusted to give effect to this offering, the intended application of the estimated net proceeds of this offering as set forth in "Use of Proceeds," the offering of the Swiss Bonds and the intended application of the estimated net proceeds of the Swiss Bonds offering. You should read the following information in conjunction with our consolidated financial statements and the notes to those financial statements and the information under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the quarter ended July 3, 2015, which is incorporated by reference in this prospectus supplement.

	At July 3, 2015
(In millions)	Actual	As Adjusted
Cash, cash equivalents and short-term investments
Cash and cash equivalents	$8,805	$12,783
Short-term investments	8,709	8,709

Cash, cash equivalents and short-term investments	$17,514	$21,492

Debt, including current portion:
Loans and notes payable	$16,306	$16,306
Current portion of long-term debt	2,031	2,031
Notes outstanding(1)(2)	25,977	27,363
Notes offered hereby	—	4,000

Total debt	$44,314	$49,700

Total debt less cash, cash equivalents and short-term investments	$26,800	$28,208

Total shareholders' equity	$28,641	$28,641

Total capitalization	$72,955	$78,341

(1)
The Company's sale of CHF 1.325 billion aggregate principal amount of Swiss Bonds closed on October 2, 2015.

(2)
The amount in the "As Adjusted" column is the dollar equivalent of the aggregate principal amount of the Swiss Bonds offered based upon a dollar/Swiss franc exchange rate of $1.0457/CHF as of 9:00 AM Eastern Time on October 19, 2015, as reported by Bloomberg.

DESCRIPTION OF NOTES

        The following summary of the terms of the notes supplements the general description of debt securities contained in the accompanying prospectus. To the extent the following terms are inconsistent with the general description contained in the accompanying prospectus, the following terms replace such inconsistent terms. You should read both the accompanying prospectus and this prospectus supplement in their entirety.

General

        The 2017 notes:

  •
  will be in an aggregate initial principal amount of $750,000,000, subject to our ability to issue additional notes which may be of the same series as the 2017 notes as described under "—Further Issues";

  •
  will mature on October 27, 2017;

  •
  will bear interest at a rate of 0.875% per annum;

  •
  will be our senior debt, ranking equally with all our other present and future unsecured and unsubordinated indebtedness;

  •
  will be issued only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof;

  •
  will be repaid at par at maturity;

  •
  will be redeemable by us at any time prior to maturity as described below under "—Optional Redemption"; and

  •
  will not be subject to any sinking fund.

        The 2020 notes:

  •
  will be in an aggregate initial principal amount of $1,500,000,000, subject to our ability to issue additional notes which may be of the same series as the 2020 notes as described under "—Further Issues";

  •
  will mature on October 27, 2020;

  •
  will bear interest at a rate of 1.875% per annum;

  •
  will be our senior debt, ranking equally with all our other present and future unsecured and unsubordinated indebtedness;

  •
  will be issued only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof;

  •
  will be repaid at par at maturity;

  •
  will be redeemable by us at any time prior to maturity as described below under "—Optional Redemption"; and

  •
  will not be subject to any sinking fund.

        The 2025 notes:

  •
  will be in an aggregate initial principal amount of $1,750,000,000, subject to our ability to issue additional notes which may be of the same series as the 2025 notes as described under "—Further Issues";

  •
  will mature on October 27, 2025;

  •
  will bear interest at a rate of 2.875% per annum;

  •
  will be our senior debt, ranking equally with all our other present and future unsecured and unsubordinated indebtedness;

  •
  will be issued only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof;

  •
  will be repaid at par at maturity;

  •
  will be redeemable by us at any time prior to maturity as described below under "—Optional Redemption"; and

  •
  will not be subject to any sinking fund.

        The notes offered by this prospectus supplement are senior debt securities issued under our senior indenture, dated April 26, 1988, as amended (the "senior indenture"), with Deutsche Bank Trust Company Americas, as successor to Bankers Trust Company, as trustee. The senior indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended.

        The senior indenture and the notes do not limit the amount of unsecured indebtedness that may be incurred or the amount of securities that may be issued by us. We may issue debt securities under the senior indenture in one or more series, each with different terms, up to the aggregate principal amount which we may authorize from time to time. We also have the right to "re-open" a previous issue of a series of debt securities by issuing additional debt securities of such series.

        The defeasance provisions described in the accompanying prospectus under "Description of Debt Securities—Defeasance of the Indentures and Securities" and in Section 12.01(b) of the senior indenture will not be applicable to the notes. The lien and sale and leaseback provisions described in the accompanying prospectus under "Description of Debt Securities—Restrictive Covenants" and in Sections 5.03 and 5.04 of the senior indenture will not be applicable to the notes.

Interest on the Notes

        Interest on the notes will accrue from and including October 27, 2015 or from and including the most recent interest payment date to which interest has been paid or provided for. We will make interest payments on the notes semi-annually on April 27 and October 27 of each year, with the first interest payment being made on April 27, 2016. We will make interest payments to the person in whose name the notes are registered at the close of business on April 15 or October 15, as applicable (in each case, whether or not a business day), before the next interest payment date.

        If the interest payment date is not a business day at the relevant place of payment, payment of interest will be made on the next day that is a business day at such place of payment and no interest will accrue as a result of such delayed payment on amounts payable from and after such interest payment date to the next succeeding business day. For the purposes of the notes, "business day" means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law or executive order to close in The City of New York and, for any place of payment outside of The City of New York, in such place of payment. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption

  Meaning of terms

        We may redeem any series of notes at our option as described below. See "—Our redemption rights." The following terms are relevant to the determination of the redemption prices of the notes:

        When we use the term "Treasury rate," we mean, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable Treasury issue (as defined below). In determining this rate, we assume a price for the comparable Treasury issue (expressed as a percentage of its principal amount) equal to the comparable Treasury price (as defined below) for such redemption date.

        When we use the term "comparable Treasury issue," we mean the United States Treasury security selected by an independent investment banker (as defined below) as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing a new issue of corporate debt securities of comparable maturity to the remaining term of such notes.

        "independent investment banker" means each of Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC and their respective successors as may be appointed from time to time by the trustee after consultation with us; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States, or a "primary Treasury dealer," we shall substitute therefor another primary Treasury dealer.

        When we use the term "comparable Treasury price," we mean, with respect to any redemption date (1), the arithmetic average of the reference Treasury dealer quotations (as defined below) for such redemption date, after excluding the highest and lowest of such reference Treasury dealer quotations, or (2) if we obtain fewer than three such reference Treasury dealer quotations, the arithmetic average of all reference Treasury dealer quotations obtained, or (3) if only one reference Treasury dealer quotation is obtained, such reference Treasury dealer quotation.

        "reference Treasury dealer quotations" means, with respect to each reference Treasury dealer and any redemption date, the arithmetic average, as determined by the trustee, of the bid and asked prices for the comparable Treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such reference Treasury dealer by 5:00 p.m. on the third business day preceding such redemption date.

        "reference Treasury dealer" means each of Citigroup Global Markets Inc., J.P. Morgan Securities LLC and a primary Treasury dealer selected by Wells Fargo Securities, LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary Treasury dealer, the Company shall substitute therefor another primary Treasury dealer.

        When we use the term "remaining scheduled payments," we mean, with respect to any note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

  Our redemption rights

        We may redeem any series of notes at our option and at any time, either as a whole or in part. If we elect to redeem a series of notes, we will pay a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date; and

  •
  the sum of the present values of the remaining scheduled payments, plus accrued and unpaid interest to, but excluding, the redemption date (excluding any portion of such payments of interest accrued as of the date of redemption).

        In determining the present value of the remaining scheduled payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury rate plus 5 basis points for the 2017 notes, a discount rate equal to the Treasury rate plus 10 basis points for the 2020 notes and a discount rate equal to the Treasury rate plus 15 basis points for the 2025 notes. A partial redemption of notes may be effected by such method as the trustee shall deem fair and appropriate in accordance with DTC procedures and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for such notes or any integral multiple of $1,000 in excess thereof) of the principal amount of such notes of a denomination larger than the minimum authorized denomination for such notes.

        The trustee shall have no responsibility for the calculation of the redemption price.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

        Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Further Issues

        We may from time to time, without notice to or the consent of the holders of the notes, create and issue further notes ranking equally with any series of the notes in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further notes or except for, in some cases, the first payment of interest following the issue date of such further notes). Such further notes may be consolidated and form a single series with the previously issued notes of that series and have the same terms as to status, redemption or otherwise as the notes of that series.

        Any further notes that are not fungible for U.S. federal income tax purposes with the originally issued notes will be issued under a separate CUSIP number.

Governing Law

        New York law governs the senior indenture and will govern the notes, without regard to its conflicts of law principles that would result in the application of any law other than New York law.

 U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a general discussion of U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by an initial holder of the notes that is a non-U.S. holder (as defined below) that acquires the notes pursuant to this offering at the initial sale price and holds the notes as capital assets for U.S. federal income tax purposes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder (the "Treasury Regulations"), judicial decisions and current administrative rulings and practice, all as in effect and available at the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances, or to holders subject to special treatment under U.S. federal income tax law, such as brokers, financial institutions, insurance companies, tax-exempt entities or qualified retirement plans, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, certain U.S. expatriates, persons deemed to sell the notes under the constructive sale provisions of the Code and persons that hold the notes as part of a straddle, hedge, conversion transaction or other integrated transaction. Furthermore, this discussion does not address any other U.S. federal tax consequences (e.g., estate or gift tax) or any state, local or foreign tax laws. This discussion is not intended to constitute a complete analysis of all tax consequences of the purchase, ownership and disposition of the notes. Holders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences to them in their particular circumstances.

        For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of a note that, for U.S. federal income tax purposes, is not (i) a citizen or individual resident of the United States; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized under the laws of the United States, any state or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; (iv) a trust if (A) a court within the United States is able to exercise primary control over its administration and one or more "United States persons," within the meaning of Section 7701(a)(30) of the Code (a "U.S. person"), have the authority to control all substantial decisions of such trust; or (B) the trust has made an election under the applicable Treasury Regulations to be treated as a U.S. person; or (v) a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns the notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that beneficially owns the notes should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Interest

        A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax, subject to the discussions of backup withholding and the Foreign Account Tax Compliance Act below, on payments of interest on the notes, provided that (i) such interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (or, if certain tax treaties apply, if such interest is not attributable to a permanent establishment of the non-U.S. holder within the United States) and (ii) the non-U.S. holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation related to us directly, indirectly or constructively through stock ownership, (C) is not a bank receiving certain types of interest and (D) satisfies certain certification requirements. Such certification requirements will be met if (x) the non-U.S. holder provides its name and address, and certifies on an Internal Revenue Service ("IRS") Form W-8BEN, in the case of individuals, or

Form W-BEN-E, in the case of entities (or appropriate substitute form), under penalties of perjury, that it is not a U.S. person or (y) a securities clearing organization or certain other financial institutions holding the note on behalf of the non-U.S. holder certifies on IRS Form W-8IMY, under penalties of perjury, that the certification referred to in clause (x) has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the notes is a U.S. person.

        If interest on the notes is not effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder (or, if certain tax treaties apply, if such interest is not attributable to a permanent establishment of the non-U.S. holder within the United States) but such non-U.S. holder cannot satisfy the other requirements outlined in the preceding paragraph, interest on the notes generally will be subject to U.S. federal withholding tax (currently imposed at a 30% rate or a lower applicable tax treaty rate).

        If interest on the notes is effectively connected with the conduct of a trade or business within the United States by a non-U.S. holder (or, if certain tax treaties apply, is attributable to a permanent establishment of the non-U.S. holder within the United States), then the non-U.S. holder generally will be subject to U.S. federal income tax on such interest on a net income basis and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30%, or a lower applicable tax treaty rate). Any such interest will not also be subject to U.S. federal withholding tax, however, if the non-U.S. holder delivers to us a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. federal withholding tax.

Disposition of the Notes

        A non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) with respect to gain, if any, recognized on the sale, exchange, retirement at maturity, redemption or other taxable disposition of a note (collectively, a "Disposition") unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (or, if certain tax treaties apply, is attributable to a permanent establishment within the United States), or (ii) in the case of a non-U.S. holder that is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied. If the exception under (i) applies, the non-U.S. holder generally will be subject to U.S. federal income tax on a net income basis unless an applicable tax treaty provides otherwise, and if such holder is a corporation, it may be subject to the branch profits tax (currently imposed at a rate of 30% or a lower applicable tax treaty rate). Accrued and unpaid interest realized on a Disposition will be subject to U.S. federal income tax to the extent interest would have been subject to U.S. federal income tax as described under "—Interest." If the exception under (ii) applies, the non-U.S. holder generally will be subject to tax equal to 30% on the gain realized except as provided under an applicable tax treaty.

Information Reporting and Backup Withholding

        A non-U.S. holder generally will be required to comply with certain certification procedures (generally similar to those discussed above) to establish that such holder is not a U.S. person in order to avoid backup withholding with respect to payments on, or the proceeds of a Disposition of, the notes. In addition, we must report annually to the IRS and to each non-U.S. holder the amount of any interest paid to such non-U.S. holder regardless of whether any tax was actually withheld. Backup withholding is not an additional tax. Copies of the information returns reporting the amount of interest paid to you and the amount of any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is correctly and timely provided to the IRS.

Foreign Account Tax Compliance Act

        Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the "Foreign Account Tax Compliance Act" or "FATCA") generally impose withholding at a rate of 30% in certain circumstances on (i) interest payable on, and (ii) after December 31, 2018, gross proceeds from the disposition of, the notes held by or through certain financial institutions (including investment funds), unless such institution (y) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (z) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and applicable foreign country may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, (i) interest payable on, and (ii) after December 31, 2018, gross proceeds from the disposition of, the notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (y) certifies that such entity does not have any "substantial United States owners" or (z) provides certain information regarding the entity's "substantial United States owners," which we will in turn provide to the United States Department of the Treasury. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on an investment in the notes.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, have severally agreed to purchase from us the following respective principal amounts of notes listed opposite their name below at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement:

Underwriters	Principal Amount of 2017 Notes	Principal Amount of 2020 Notes	Principal Amount of 2025 Notes
Citigroup Global Markets Inc.	$215,000,000	$430,000,000	$501,667,000
J.P. Morgan Securities LLC	215,000,000	430,000,000	501,667,000
Wells Fargo Securities, LLC	215,000,000	430,000,000	501,666,000
Deutsche Bank Securities Inc.	21,000,000	42,000,000	49,000,000
Guzman & Company	21,000,000	42,000,000	49,000,000
Loop Capital Markets LLC	21,000,000	42,000,000	49,000,000
RBC Capital Markets, LLC	21,000,000	42,000,000	49,000,000
SunTrust Robinson Humphrey, Inc.	21,000,000	42,000,000	49,000,000

Total	$750,000,000	$1,500,000,000	$1,750,000,000

        The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased. The offering of notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes to the public at the public offering prices set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of 0.150% of the principal amount of the 2017 notes, 0.200% of the principal amount of the 2020 notes and 0.300% of the principal amount of the 2025 notes. The underwriters may allow, and these dealers may re-allow, a concession of not more than 0.050% of the principal amount of the 2017 notes, 0.100% of the principal amount of the 2020 notes and 0.200% of the principal amount of the 2025 notes to other dealers. After the initial public offering, representatives of the underwriters may change the offering prices and other selling terms.

        We estimate that the total expenses of this offering to us, excluding the underwriting discounts, will be approximately $2.25 million.

        We have agreed to indemnify the several underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        Each of the 2017 notes, the 2020 notes and the 2025 notes are a new issue of securities with no established trading market. We do not intend to apply for listing of any series of notes on any securities exchange or for inclusion of any series of notes on any automated dealer quotation system. The underwriters are under no obligation to make a market in any series of notes and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for any series of notes or that an active public market for any series of notes will develop. If an active public trading market for a series of notes does not develop, the market price and liquidity of that series of notes may be adversely affected. If the notes of any series are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

        In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

        Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters may close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market prior to the completion of the offering.

        Stabilizing transactions consist of various bids for or purchases of the notes made by the underwriters in the open market prior to the completion of the offering.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market prices of the notes. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters and their respective affiliates may from time to time engage in transactions with and perform services for us in the ordinary course of their business. In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of these underwriters or their affiliates routinely hedge, and certain other of the underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect the future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

  Canada

        The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

  United Kingdom

        Each underwriter has represented, warranted and agreed that:

  •
  it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the "FSMA") received by it in connection with the issue or sale of any notes included in this offering in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes included in this offering in, from or otherwise involving the United Kingdom.

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each of which we refer to as a "Relevant Member State," each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the "Relevant Implementation Date," it has not made and will not make an offer of notes to the public in that Relevant Member State other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of the above, (i) the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and (ii) the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

  Hong Kong

        The notes may not be offered or sold by means of any document other than (i) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

  Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

  Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debenture) Regulations 2005 of Singapore.

 LEGAL OPINIONS

        The validity of the notes offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters by Alston & Bird LLP, Atlanta, Georgia. Alston & Bird LLP from time to time serves as our counsel.

APPENDIX A

        On October 21, 2015, The Coca-Cola Company reported third quarter 2015 operating results.

THIRD QUARTER 2015 OPERATING REVIEW

TOTAL COMPANY

	Percent Change
	Third Quarter	YTD
Unit Case Volume	3	2
Sparkling Beverages	2	1
Still Beverages	6	4

Concentrate Sales/Reported Volume	0	3
Price/Mix	3	2
Currency	(8)	(7)
Acquisitions & Divestitures	0	0

Reported Net Revenues	(5)	(2)
Organic Revenues*	3	5

Reported Income Before Taxes	(35)	(2)
Comparable CN Income Before Taxes (Structurally Adjusted)*	8	8

*
Organic revenue and comparable currency neutral (CN) income before taxes (structurally adjusted) are non-GAAP financial measures. Refer to the Notes and Reconciliation of GAAP and Non-GAAP Financial Measures schedule.
  •
  We had positive organic revenue growth in each of our operating groups except for Asia Pacific in the quarter, and we gained global value share in nonalcoholic ready-to-drink (NARTD) beverages. Organic revenue growth was driven by 3 points of positive price/mix and reflects positive pricing and packaging initiatives across many key markets. Price/mix also benefited from geographic mix due to the strong performance of certain Company-owned bottling operations within our Bottling Investments group. After adjusting for the six additional days in the first quarter, concentrate sales growth trailed unit case volume growth year to date. We expect concentrate sales and unit case sales to be generally in line for the full year.

  •
  We gained global value share in sparkling beverages in the quarter. Global sparkling beverage volume growth was led by 1% growth in Trademark Coca-Cola which included 1% growth in brand Coca-Cola and 8% growth in Coke Zero, partially offset by an 8% decline in Diet Coke. Low single-digit growth in Sprite and Fanta also contributed to global sparkling beverage volume growth in the quarter.

  •
  We gained global value share in still beverages and gained value and volume share in the juice and juice drinks and ready-to-drink tea categories in the quarter. Global still beverage volume growth reflects 4% growth in ready-to-drink tea, 5% growth in sports drinks and 11% growth in packaged water.

  •
  Comparable currency neutral income before taxes (structurally adjusted) outpaced organic revenue growth in the quarter primarily due to gross margin expansion and the impact of our ongoing productivity initiatives, partially offset by increased marketing investments, a decrease in net interest income and lower equity income.

  •
  The reported effective tax rate and the underlying annual effective tax rate in the quarter were 15.8% and 22.5%, respectively. The variance between the reported rate and the underlying rate was due to the tax effect of various items impacting comparability, separately disclosed in the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.

  •
  Reported EPS was $0.33 and comparable EPS was $0.51 in the quarter. Items impacting comparability decreased reported EPS by a net $0.18 and were primarily related to noncash charges related to refranchising certain territories in North America and costs associated with our previously announced productivity program.

  •
  Fluctuations in foreign currency exchange rates resulted in a 12 point headwind on comparable operating income, income before taxes and EPS in the quarter.

  •
  Year-to-date cash from operations was $8.4 billion, up 5%. The increase was primarily due to efficient management of working capital and the impact of six additional days in the first quarter, partially offset by fluctuations in foreign currency exchange rates and the impact of refranchised territories in North America.

  •
  Year-to-date net share repurchases totaled $1.3 billion.

EURASIA AND AFRICA

	Percent Change
	Third Quarter	YTD
Unit Case Volume	4	4
Sparkling Beverages	3	3
Still Beverages	6	5

Concentrate Sales	4	4
Price/Mix	(2)	0
Currency	(15)	(12)
Acquisitions & Divestitures	(2)	(1)

Reported Net Revenues	(15)	(9)
Organic Revenues*	2	4

Reported Income Before Taxes	(22)	(12)
Comparable CN Income Before Taxes*	(8)	2

*
Organic revenue and comparable currency neutral (CN) income before taxes are non-GAAP financial measures. Refer to the Notes and Reconciliation of GAAP and Non-GAAP Financial Measures schedule.
  •
  Organic revenue growth in the quarter was driven by concentrate sales growth, partially offset by unfavorable geographic mix. Acquisitions and divestitures reflect the unfavorable impact from the brand transfer agreement associated with the closing of the transaction with Monster Beverage Corporation. After adjusting for the additional selling days in the first quarter and unit case volume related to joint ventures that do not have equivalent concentrate sales, concentrate sales growth trailed unit case volume growth year to date primarily due to timing of shipments in the prior year. We expect concentrate sales and unit case sales to be generally in line for the full year.

  •
  Comparable currency neutral income before taxes trailed organic revenue growth in the quarter primarily due to lower equity income associated with our joint ventures in the juice and juice drinks category in the region and a low single-digit unfavorable impact from the closing of the transaction with Monster Beverage Corporation.

  •
  We gained value and volume share in total NARTD beverages, sparkling beverages and still beverages in the quarter. Sparkling beverage volume growth was driven by 4% growth in Trademark Coca-Cola and 7% growth in Sprite. Still beverage volume growth was primarily driven by 6% growth in juice and juice drinks and 8% growth in packaged water. Unit case volume growth was driven by 11% growth in our Central, East & West Africa business unit and 7% growth in our Middle East & North Africa business unit. Growth in these markets was partially offset by a high single-digit decline in Russia.

EUROPE

	Percent Change
	Third Quarter	YTD
Unit Case Volume	4	1
Sparkling Beverages	2	0
Still Beverages	12	8

Concentrate Sales	2	3
Price/Mix	0	0
Currency	(8)	(10)
Acquisitions & Divestitures	(1)	0

Reported Net Revenues	(7)	(7)
Organic Revenues*	3	3

Reported Income Before Taxes	(4)	(4)
Comparable CN Income Before Taxes*	(2)	0

*
Organic revenue and comparable currency neutral (CN) income before taxes are non-GAAP financial measures. Refer to the Notes and Reconciliation of GAAP and Non-GAAP Financial Measures schedule.
  •
  Organic revenue growth in the quarter was driven by concentrate sales growth, including strong growth in our expanding still beverage portfolio. Positive price/mix across certain key markets was offset by unfavorable geographic mix primarily due to strong concentrate sales growth in our Central and Southern Europe business unit. Acquisitions and divestitures reflect the unfavorable impact from the brand transfer agreement associated with the closing of the transaction with Monster Beverage Corporation. After adjusting for the additional selling days in the first quarter, concentrate sales growth and unit case volume growth were generally in line year to date.

  •
  Comparable currency neutral income before taxes trailed organic revenue growth in the quarter primarily due to increased marketing investments and a low single-digit unfavorable impact from the closing of the transaction with Monster Beverage Corporation, partially offset by the impact of ongoing productivity initiatives.

  •
  Sparkling beverage volume growth was driven by 9% growth in Coke Zero and 6% growth in Fanta, partially offset by a 6% decline in Diet Coke/Coke Light. Still beverage volume growth was driven by the continued expansion of our still beverage portfolio and included double-digit growth in packaged water, sports drinks and the innocent brand. We gained value and volume share in still beverages and the packaged water category. We also gained value share in the sports drinks and juice and juice drinks categories.

LATIN AMERICA

	Percent Change
	Third Quarter	YTD
Unit Case Volume	2	1
Sparkling Beverages	1	0
Still Beverages	6	4

Concentrate Sales	1	3
Price/Mix	13	9
Currency	(28)	(22)
Acquisitions & Divestitures	0	0

Reported Net Revenues	(14)	(10)
Organic Revenues*	14	12

Reported Income Before Taxes	(18)	(16)
Comparable CN Income Before Taxes*	15	11

*
Organic revenue and comparable currency neutral (CN) income before taxes are non-GAAP financial measures. Refer to the Notes and Reconciliation of GAAP and Non-GAAP Financial Measures schedule.
  •
  Organic revenue growth in the quarter reflects positive price/mix in each of our four business units, particularly in the higher inflationary markets within our South Latin business unit. After adjusting for the additional selling days in the first quarter, concentrate sales growth and unit case volume growth were generally in line year to date.

  •
  Comparable currency neutral income before taxes modestly outpaced organic revenue growth in the quarter as positive operating leverage driven by organic revenue growth was mostly offset by increased marketing investments.

  •
  We gained value and volume share in sparkling beverages and still beverages (excluding packaged water) in the quarter. Still beverage volume growth included 8% growth in juice and juice drinks and double-digit growth in sports drinks. Unit case volume growth was driven by 4% growth in both Mexico and our Latin Center business unit and 3% growth in our South Latin business unit. Growth in these markets was partially offset by a 4% decline in Brazil.

NORTH AMERICA

	Percent Change
	Third Quarter	YTD
Unit Case Volume	1	1
Sparkling Beverages	(1)	(1)
Still Beverages	7	4

Concentrate Sales	0	2
Price/Mix	3	3
Currency	(1)	(1)
Acquisitions & Divestitures	(1)	(1)

Reported Net Revenues	1	3
Organic Revenues*	3	6

Reported Income Before Taxes	NM	(22)
Comparable CN Income Before Taxes*	4	11

NM: Calculation is not meaningful.

*
Organic revenue and comparable currency neutral (CN) income before taxes are non-GAAP financial measures. Refer to the Notes and Reconciliation of GAAP and Non-GAAP Financial Measures schedule.
  •
  Organic revenue growth in the quarter was driven by positive price/mix. Acquisitions and divestitures primarily reflect the unfavorable impact of refranchised territories, partially offset by the benefit of our expanded distribution of Monster beverage products in North America. The expanded distribution contributed 1 point of unit case volume growth in both the quarter and year to date. After adjusting for the additional selling days in the first quarter and the impact of acquired volume, concentrate sales growth and unit case volume growth were in line year to date.

  •
  Comparable currency neutral income before taxes outpaced organic revenue growth in the quarter primarily due to lower input costs and the impact of our ongoing productivity initiatives, partially offset by increased marketing investments and a high single-digit unfavorable impact from structural changes. Structural changes included 5 points related to refranchised territories, as well as a net unfavorable impact from the brand transfer agreement associated with the closing of the transaction with Monster Beverage Corporation and expanded distribution of Monster beverage products.

  •
  We gained value share in total NARTD beverages for the 22nd consecutive quarter driven by an increase in both the quality and quantity of our marketing investments and our continued rational approach to pricing and disciplined price/pack strategies.

ASIA PACIFIC

	Percent Change
	Third Quarter	YTD
Unit Case Volume	4	3
Sparkling Beverages	3	3
Still Beverages	6	3

Concentrate Sales	(2)	3
Price/Mix	1	(1)
Currency	(9)	(9)
Acquisitions & Divestitures	(1)	0

Reported Net Revenues	(11)	(7)
Organic Revenues*	(1)	2

Reported Income Before Taxes	(11)	(8)
Comparable CN Income Before Taxes*	(2)	0

*
Organic revenue and comparable currency neutral (CN) income before taxes are non-GAAP financial measures. Refer to the Notes and Reconciliation of GAAP and Non-GAAP Financial Measures schedule.
  •
  Organic revenue declined in the quarter driven by a decrease in concentrate sales, partially offset by positive price/mix. Acquisitions and divestitures primarily reflect the unfavorable impact from the brand transfer agreement associated with the closing of the transaction with Monster Beverage Corporation. After adjusting for the additional selling days in the first quarter, concentrate sales growth trailed unit case volume growth year to date primarily due to timing of shipments in the prior year. We expect concentrate sales and unit case sales to be generally in line for the full year.

  •
  Comparable currency neutral income before taxes trailed organic revenue growth in the quarter primarily due to a low single-digit unfavorable impact from the closing of the transaction with Monster Beverage Corporation, partially offset by the efficient management of operating expenses.

  •
  Unit case volume growth in the quarter reflected 5% growth in China and 4% growth in India, partially offset by a 2% decline in Japan. China's performance included double-digit growth in Trademark Coca-Cola and we gained value and volume share in sparkling beverages.

BOTTLING INVESTMENTS

	Percent Change
	Third Quarter	YTD
Unit Case Volume	11	7

Reported Volume	8	7
Price/Mix	(5)	(4)
Currency	(11)	(9)
Acquisitions & Divestitures	4	2

Reported Net Revenues	(4)	(4)
Organic Revenues*	3	4

Reported Income Before Taxes	(27)	(21)
Comparable CN Income Before Taxes*	15	15

*
Organic revenue and comparable currency neutral (CN) income before taxes are non-GAAP financial measures. Refer to the Notes and Reconciliation of GAAP and Non-GAAP Financial Measures schedule.
  •
  Organic revenue growth in the quarter was driven by reported volume growth, partially offset by unfavorable price/mix primarily attributable to geographic, channel and product mix.

  •
  Comparable currency neutral income before taxes outpaced organic revenue growth in the quarter primarily due to the continued strong performance of our Company-owned bottling operations in several markets including Germany, China and Vietnam.

ITEMS IMPACTING COMPARABILITY

  •
  For details on items impacting comparability in the quarter, refer to the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.

NOTES

  •
  All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.

  •
  "Comparable currency neutral income before taxes" is a non-GAAP financial measure that excludes or otherwise adjusts for items impacting comparability and the impact of changes in foreign currency exchange rates. For details on these adjustments, refer to the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.

  •
  "Comparable currency neutral income before taxes (structurally adjusted)" is a non-GAAP financial measure that excludes or otherwise adjusts for items impacting comparability, the impact of changes in foreign currency exchange rates and the impact of structural items. For details on these adjustments, refer to the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.

  •
  "Concentrate sales" represents the amount of concentrates, syrups, beverage bases and powders sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers.

  •
  "Concentrate sales/reported volume" represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for our geographic operating segments (expressed in equivalent unit cases) after considering the impact of structural changes. For our Bottling Investments operating segment, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes. Our Bottling Investments operating segment data reflects unit case volume growth for consolidated bottlers only and is computed on a reported basis.

  •
  "Organic revenue" is a non-GAAP financial measure that excludes or otherwise adjusts for the impact of changes in foreign currency exchange rates and acquisitions and divestitures, as applicable. For details on these adjustments, refer to the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.

  •
  "Sparkling beverages" means NARTD beverages with carbonation, including carbonated energy drinks and waters.

  •
  "Still beverages" means nonalcoholic beverages without carbonation, including noncarbonated waters, flavored waters and enhanced waters, juices and juice drinks, teas, coffees, sports drinks and noncarbonated energy drinks.

  •
  All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales, unless otherwise noted. "Unit case" means a unit of measurement equal to 24 eight ounce servings of finished beverage. "Unit case volume" means the number of unit cases (or unit case equivalents) of Company beverages directly or indirectly sold by the Company and its bottling partners to customers.

  •
  First quarter 2015 financial results were impacted by six additional days, and fourth quarter 2015 financial results will be impacted by six fewer days. Unit case volume results for the quarters are not impacted by the variance in selling days due to the average daily sales computation referenced above.

  •
  The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company's ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The Company's non-GAAP financial information does not represent a comprehensive basis of accounting.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Three Months Ended
	October 2, 2015	September 26, 2014	% Change(1)
Net Operating Revenues	$11,427	$11,976	(5)
Cost of goods sold	4,577	4,630	(1)

Gross Profit	6,850	7,346	(7)
Selling, general and administrative expenses	4,207	4,507	(7)
Other operating charges	264	128	107

Operating Income	2,379	2,711	(12)
Interest income	155	169	(8)
Interest expense	138	113	22
Equity income (loss)—net	200	205	(2)
Other income (loss)—net	(871)	(312)	(180)

Income Before Income Taxes	1,725	2,660	(35)
Income taxes	272	538	(49)

Consolidated Net Income	1,453	2,122	(32)
Less: Net income (loss) attributable to noncontrolling interests	4	8	(50)

Net Income Attributable to Shareowners of The Coca-Cola Company	$1,449	$2,114	(31)

Diluted Net Income Per Share(2)	$0.33	$0.48	(31)

Average Shares Outstanding—Diluted(2)	4,399	4,445

(1)
Certain growth rates may not recalculate using the rounded dollar amounts provided.

(2)
For the three months ended October 2, 2015 and September 26, 2014, basic net income per share was $0.33 for 2015 and $0.48 for 2014 based on average shares outstanding—basic of 4,349 million for 2015 and 4,383 million for 2014. Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

 THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Nine Months Ended
	October 2, 2015	September 26, 2014	% Change(1)
Net Operating Revenues	$34,294	$35,126	(2)
Cost of goods sold	13,428	13,532	(1)

Gross Profit	20,866	21,594	(3)
Selling, general and administrative expenses	12,490	12,880	(3)
Other operating charges	1,166	457	155

Operating Income	7,210	8,257	(13)
Interest income	459	436	5
Interest expense	713	344	107
Equity income (loss)—net	402	530	(24)
Other income (loss)—net	709	(630)	—

Income Before Income Taxes	8,067	8,249	(2)
Income taxes	1,937	1,896	2

Consolidated Net Income	6,130	6,353	(4)
Less: Net income (loss) attributable to noncontrolling interests	16	25	(36)

Net Income Attributable to Shareowners of The Coca-Cola Company	$6,114	$6,328	(3)

Diluted Net Income Per Share(2)	$1.39	$1.42	(2)

Average Shares Outstanding—Diluted(2)	4,410	4,454

(1)
Certain growth rates may not recalculate using the rounded dollar amounts provided.

(2)
For the nine months ended October 2, 2015 and September 26, 2014, basic net income per share was $1.40 for 2015 and $1.44 for 2014 based on average shares outstanding—basic of 4,357 million for 2015 and 4,392 million for 2014. Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions except par value)

	October 2, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$9,983	$8,958
Short-term investments	9,177	9,052

Total Cash, Cash Equivalents and Short-Term Investments	19,160	18,010

Marketable securities	3,614	3,665
Trade accounts receivable, less allowances of $361 and $331, respectively	4,028	4,466
Inventories	2,910	3,100
Prepaid expenses and other assets	3,029	3,066
Assets held for sale	3,853	679

Total Current Assets	36,594	32,986

Equity Method Investments	12,504	9,947
Other Investments	2,430	3,678
Other Assets	4,446	4,407
Property, Plant and Equipment—net	12,615	14,633
Trademarks With Indefinite Lives	6,032	6,533
Bottlers' Franchise Rights With Indefinite Lives	6,133	6,689
Goodwill	11,357	12,100
Other Intangible Assets	897	1,050

Total Assets	$93,008	$92,023

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$9,877	$9,234
Loans and notes payable	17,545	19,130
Current maturities of long-term debt	2,692	3,552
Accrued income taxes	383	400
Liabilities held for sale	1,048	58

Total Current Liabilities	31,545	32,374

Long-Term Debt	25,949	19,063
Other Liabilities	4,194	4,389
Deferred Income Taxes	5,053	5,636
The Coca-Cola Company Shareowners' Equity
Common stock, $0.25 par value; Authorized—11,200 shares;
Issued—7,040 and 7,040 shares, respectively	1,760	1,760
Capital surplus	13,715	13,154
Reinvested earnings	65,209	63,408
Accumulated other comprehensive income (loss)	(10,813)	(5,777)
Treasury stock, at cost—2,698 and 2,674 shares, respectively	(43,822)	(42,225)

Equity Attributable to Shareowners of The Coca-Cola Company	26,049	30,320
Equity Attributable to Noncontrolling Interests	218	241

Total Equity	26,267	30,561

Total Liabilities and Equity	$93,008	$92,023

 THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(UNAUDITED)

(In millions)

	Nine Months Ended
	October 2, 2015	September 26, 2014
Operating Activities
Consolidated net income	$6,130	$6,353
Depreciation and amortization	1,443	1,477
Stock-based compensation expense	171	143
Deferred income taxes	212	(179)
Equity (income) loss—net of dividends	(150)	(259)
Foreign currency adjustments	(76)	305
Significant (gains) losses on sales of assets—net	(550)	410
Other operating charges	697	192
Other items	859	38
Net change in operating assets and liabilities	(346)	(501)

Net cash provided by operating activities	8,390	7,979

Investing Activities
Purchases of investments	(12,006)	(14,098)
Proceeds from disposals of investments	10,403	9,558
Acquisitions of businesses, equity method investments and nonmarketable securities	(2,489)	(343)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	416	73
Purchases of property, plant and equipment	(1,670)	(1,618)
Proceeds from disposals of property, plant and equipment	50	150
Other investing activities	(117)	(280)

Net cash provided by (used in) investing activities	(5,413)	(6,558)

Financing Activities
Issuances of debt	34,298	33,292
Payments of debt	(30,159)	(28,494)
Issuances of stock	732	1,058
Purchases of stock for treasury	(1,966)	(2,963)
Dividends	(4,313)	(2,680)
Other financing activities	230	(409)

Net cash provided by (used in) financing activities	(1,178)	(196)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(774)	(555)

Cash and Cash Equivalents
Net increase (decrease) during the period	1,025	670
Balance at beginning of period	8,958	10,414

Balance at end of period	$9,983	$11,084

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions)

Three Months Ended

	Net Operating Revenues(1)			Operating Income (Loss)			Income (Loss) Before Income Taxes
	October 2, 2015	September 26, 2014	% Fav. / (Unfav.)	October 2, 2015	September 26, 2014	% Fav. / (Unfav.)	October 2, 2015	September 26, 2014	% Fav. / (Unfav.)
Eurasia & Africa	$603	$709	(15)	$208	$265	(22)	$212	$272	(22)
Europe	1,330	1,429	(7)	722	752	(4)	733	763	(4)
Latin America	1,012	1,177	(14)	538	653	(18)	535	654	(18)
North America	5,639	5,599	1	681	760	(10)	(116)	486	—
Asia Pacific	1,406	1,575	(11)	571	638	(11)	576	648	(11)
Bottling Investments	1,746	1,823	(4)	(11)	14	—	150	205	(27)
Corporate	55	43	33	(330)	(371)	11	(365)	(368)	1
Eliminations	(364)	(379)	4	—	—	—	—	—	—

Consolidated	$11,427	$11,976	(5)	$2,379	$2,711	(12)	$1,725	$2,660	(35)

Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.

(1)
During the three months ended October 2, 2015, intersegment revenues were $15 million for Eurasia and Africa, $154 million for Europe, $19 million for Latin America, $4 million for North America, $159 million for Asia Pacific and $13 million for Bottling Investments. During the three months ended September 26, 2014, intersegment revenues were $187 million for Europe, $16 million for Latin America, $3 million for North America, $154 million for Asia Pacific and $19 million for Bottling Investments.

 THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions)

Nine Months Ended

	Net Operating Revenues(1)			Operating Income (Loss)			Income (Loss) Before Income Taxes
	October 2, 2015	September 26, 2014	% Fav. / (Unfav.)	October 2, 2015	September 26, 2014	% Fav. / (Unfav.)	October 2, 2015	September 26, 2014	% Fav. / (Unfav.)
Eurasia & Africa	$1,899	$2,099	(9)	$762	$858	(11)	$785	$893	(12)
Europe	3,977	4,291	(7)	2,274	2,363	(4)	2,300	2,398	(4)
Latin America	3,051	3,406	(10)	1,641	1,954	(16)	1,649	1,957	(16)
North America	16,657	16,109	3	2,079	2,015	3	1,245	1,593	(22)
Asia Pacific	4,292	4,613	(7)	1,876	2,041	(8)	1,890	2,059	(8)
Bottling Investments	5,354	5,556	(4)	34	26	30	380	481	(21)
Corporate	120	126	(4)	(1,456)	(1,000)	(46)	(182)	(1,132)	84
Eliminations	(1,056)	(1,074)	2	—	—	—	—	—	—

Consolidated	$34,294	$35,126	(2)	$7,210	$8,257	(13)	$8,067	$8,249	(2)

Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.

(1)
During the nine months ended October 2, 2015, intersegment revenues were $22 million for Eurasia and Africa, $449 million for Europe, $56 million for Latin America, $14 million for North America, $476 million for Asia Pacific and $39 million for Bottling Investments. During the nine months ended September 26, 2014, intersegment revenues were $530 million for Europe, $46 million for Latin America, $13 million for North America, $432 million for Asia Pacific and $53 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

        The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP" or referred to herein as "reported"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.

ITEMS IMPACTING COMPARABILITY

        The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as "items impacting comparability" based on how management views our business; makes financial, operating and planning decisions; and evaluates the Company's ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as relating to different and unrelated underlying activities or events across comparable periods, are generally considered "items impacting comparability". In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results ("currency neutral").

Asset Impairments and Restructuring

Restructuring

        During the three and nine months ended October 2, 2015, the Company recorded charges of $75 million and $204 million, respectively. The Company recorded charges of $34 million and $142 million during the three and nine months ended September 26, 2014, respectively. These charges were related to the integration of our German bottling and distribution operations.

Productivity and Reinvestment

        During the three and nine months ended October 2, 2015, the Company recorded charges of $141 million and $323 million, respectively, related to our productivity and reinvestment program. The Company also recorded charges of $84 million and $259 million during the three and nine months ended September 26, 2014, respectively. These productivity and reinvestment initiatives are focused on four key areas: restructuring the Company's global supply chain, including manufacturing in North America; implementing zero-based work, an evolution of zero-based budget principles across the organization; streamlining and simplifying the Company's operating model; and further driving increased discipline and efficiency in direct marketing investments. The savings realized from the program will enable the Company to fund marketing initiatives and innovation required to deliver sustainable net revenue growth. The savings will also support margin expansion and increased returns on invested capital over time.

Equity Investees

        During the three and nine months ended October 2, 2015, the Company recorded a net gain of $3 million and a net charge of $79 million, respectively. During the three and nine months ended September 26, 2014, the Company recorded net charges of $8 million and $20 million, respectively. These amounts represent the Company's proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

Transaction Gains/Losses

        During the three and nine months ended October 2, 2015, the Company recorded charges of $815 million and $848 million, respectively. The Company recorded charges of $270 million and $410 million during the three and nine months ended September 26, 2014, respectively. These charges were primarily due to the derecognition of intangible assets relating to the refranchising of territories in North America to certain of its unconsolidated bottling partners.

        During the nine months ended October 2, 2015, the Company recorded a net gain of $1,402 million as a result of our transaction with Monster Beverage Corporation ("Monster"), primarily due to the difference in the recorded carrying value of the assets transferred, including an allocated portion of goodwill, compared to the value of the total assets and business acquired. This net gain was recorded in the line item other income (loss)—net in our condensed consolidated statement of income. Additionally, under the terms of this transaction, the Company is required to discontinue selling energy products under certain trademarks, including one trademark in the glacéau portfolio. As a result, the Company recognized an impairment charge of $380 million in the line item other operating charges in our condensed consolidated statement of income upon the closing of the transaction with Monster, primarily related to the discontinuation of the energy products in the glacéau portfolio.

        During the three and nine months ended October 2, 2015, the Company recorded an impairment charge of $38 million on a trademark in the glacéau portfolio. This charge was primarily a result of foreign currency exchange rate fluctuations that impacted the fair value of the asset.

        In the fourth quarter of 2014, the owners of the majority interest of a Brazilian bottler exercised their option to acquire from us a 10 percent interest in the entity's outstanding shares resulting in our recognizing an estimated loss of $32 million due to the exercise price being lower than our carrying value. The transaction closed in January 2015, and the Company recorded an additional loss of $6 million during the nine months ended October 2, 2015, calculated based on the final option price. Also during the nine months ended October 2, 2015, the Company recorded a loss of $19 million on our previously held investment in a South African bottler, which had been accounted for under the equity method of accounting prior to our acquisition of the bottler in February 2015.

        During the three and nine months ended September 26, 2014, the Company recorded a charge of $7 million associated with our indemnification of a previously consolidated entity. The impact of this charge effectively reduced the initial gain the Company recognized when we sold the entity.

Other Items

Economic (Nondesignated) Hedges

        The Company uses derivatives as economic hedges primarily to mitigate the price risk associated with the purchase of materials used in the manufacturing process as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized into earnings.

        The Company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. We believe this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three months ended October 2, 2015 and September 26, 2014, the net impact of the Company's adjustment related to our economic hedging activities described above resulted in an increase of $87 million and a decrease of $21 million, respectively, to our non-GAAP income before income taxes. During the nine months ended October 2, 2015 and September 26, 2014, the net impact of the Company's adjustment related to our economic hedging activities described above resulted in an increase of $76 million and a decrease of $120 million, respectively, to our non-GAAP income before income taxes.

Restructuring and Transitioning Russian Juice Operations

        During the three and nine months ended September 26, 2014, the Company recorded losses of $5 million and $30 million, respectively, related to restructuring and transitioning the Company's Russian juice operations to an existing joint venture with an unconsolidated bottling partner.

Hyperinflationary Economies

        During the three and nine months ended October 2, 2015, the Company recorded net charges of $3 million and $138 million, respectively, related to our Venezuelan operations. These charges were primarily a result of the remeasurement of the net monetary assets of our Venezuelan subsidiary using the SIMADI exchange rate, an impairment of a Venezuelan trademark due to higher exchange rates, and a write-down of receivables from our bottling partner in Venezuela. The write-down was recorded primarily as a result of the continued lack of liquidity and our revised assessment of the U.S. dollar value we expect to realize upon the conversion of the Venezuelan bolivar into U.S. dollars by our bottling partner to pay our receivables.

        During the nine months ended September 26, 2014, the Company recorded charges of $268 million related to the devaluation of the Venezuelan bolivar, including a write-down of receivables from our bottling partner in Venezuela as well as our proportionate share of the charge incurred by our bottling partner in Venezuela, an equity method investee.

Donation to The Coca-Cola Foundation

        During the nine months ended October 2, 2015, the Company recorded a charge of $100 million due to a contribution made to The Coca-Cola Foundation, which was recorded in the line item other operating charges in our condensed consolidated statement of income.

Early Extinguishment of Long-Term Debt

        During the nine months ended October 2, 2015, the Company recorded charges of $320 million due to the early extinguishment of certain long-term debt, which were recorded in the line item interest expense in our condensed consolidated statement of income.

Certain Tax Matters

        During the three and nine months ended October 2, 2015, the Company recorded a net tax benefit of $6 million related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties. During the three and nine months ended September 26, 2014, the Company recorded a net tax benefit of $29 million and a net tax charge of $2 million, respectively, related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties.

CURRENCY NEUTRAL

        Management evaluates the operating performance of our Company and our international subsidiaries on a currency neutral basis. We determine our currency neutral operating results by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results, normalizing for certain structural items in hyperinflationary economies, by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the Company's financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.

ORGANIC REVENUE

        Organic revenue is a non-GAAP financial measure that excludes or otherwise adjusts for the impact of changes in foreign currency exchange rates and acquisitions and divestitures (including structural changes), as applicable. The adjustments related to acquisitions and divestitures for the three and nine months ended October 2, 2015 and September 26, 2014 consisted entirely of the structural changes discussed below.

STRUCTURAL CHANGES

        Structural changes generally refer to acquisitions or dispositions of bottling, distribution or canning operations and consolidation or deconsolidation of bottling and distribution entities for accounting purposes. In 2015, the Company refranchised additional territories in North America to certain of its unconsolidated bottling partners; sold its global energy drink business to Monster; acquired Monster's non-energy drink business; acquired an equity interest in Monster; amended its current distribution coordination agreements with Monster to expand into additional territories; and acquired a South African bottler. In 2014, the Company refranchised territories in North America to certain of its unconsolidated bottling partners; changed its process of buying and selling recyclable materials in North America; acquired bottling operations in Sri Lanka and Nepal; and restructured and transitioned its Russian juice operations to an existing joint venture with an unconsolidated bottling partner. Accordingly, these activities have been included as structural items in our analysis of the impact of these changes on certain line items in our condensed consolidated statements of income.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Three Months Ended October 2, 2015
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$11,427	$4,577	$6,850	59.9%	$4,207	$264	$2,379	20.8%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(75)	75
Productivity & Reinvestment	—	—	—		—	(141)	141
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(44)	44
Other Items	(27)	(93)	66		4	(4)	66
Certain Tax Matters	—	—	—		—	—	—

After Considering Items (Non-GAAP)	$11,400	$4,484	$6,916	60.7%	$4,211	$—	$2,705	23.7%

	Three Months Ended September 26, 2014
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$11,976	$4,630	$7,346	61.3%	$4,507	$128	$2,711	22.6%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(34)	34
Productivity & Reinvestment	—	—	—		—	(84)	84
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(7)	7
Other Items	5	19	(14)		(15)	(3)	4
Certain Tax Matters	—	—	—		—	—	—

After Considering Items (Non-GAAP)	$11,981	$4,649	$7,332	61.2%	$4,492	$—	$2,840	23.7%

	Net operating revenues	Cost of goods sold	Gross profit	Selling, general and administrative expenses	Other operating charges	Operating income
% Change—Reported (GAAP)	(5)	(1)	(7)	(7)	107	(12)
% Currency Impact	(8)	(5)	(9)	(7)	—	(12)
% Change—Currency Neutral Reported	3	4	2	1	—	(1)
% Change—After Considering Items (Non-GAAP)	(5)	(4)	(6)	(6)	—	(5)
% Currency Impact After Considering Items (Non-GAAP)	(8)	(5)	(9)	(7)	—	(12)
% Change—Currency Neutral After Considering Items (Non-GAAP)	3	2	4	1	—	8

        Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Three Months Ended October 2, 2015
	Interest expense	Equity income (loss) —net	Other income (loss) —net	Income before income taxes	Income taxes	Effective tax rate	Net income (loss) attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share(1)
Reported (GAAP)	$138	$200	$(871)	$1,725	$272	15.8%	$4	$1,449	$0.33
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	75	—		—	75	0.02
Productivity & Reinvestment	—	—	—	141	49		—	92	0.02
Equity Investees	—	(3)	—	(3)	(1)		—	(2)	—
Transaction Gains/Losses	—	—	815	859	291		—	568	0.13
Other Items	—	—	25	91	33		—	58	0.01
Certain Tax Matters	—	—	—	—	6		—	(6)	—

After Considering Items (Non-GAAP)	$138	$197	$(31)	$2,888	$650	22.5%	$4	$2,234	$0.51

	Three Months Ended September 26, 2014
	Interest expense	Equity income (loss) —net	Other income (loss) —net	Income before income taxes	Income taxes	Effective tax rate	Net income (loss) attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share(2)
Reported (GAAP)	$113	$205	$(312)	$2,660	$538	20.2%	$8	$2,114	$0.48
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	34	—		—	34	0.01
Productivity & Reinvestment	—	—	—	84	30		—	54	0.01
Equity Investees	—	8	—	8	1		—	7	—
Transaction Gains/Losses	—	—	270	277	96		—	181	0.04
Other Items	—	—	(19)	(15)	(8)		—	(7)	—
Certain Tax Matters	—	—	—	—	29		—	(29)	(0.01)

After Considering Items (Non-GAAP)	$113	$213	$(61)	$3,048	$686	22.5%	$8	$2,354	$0.53

	Interest expense	Equity income (loss) —net	Other income (loss) —net	Income before income taxes	Income taxes	Net income (loss) attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change—Reported (GAAP)	22	(2)	(180)	(35)	(49)	(50)	(31)	(31)
% Change—After Considering Items (Non-GAAP)	22	(7)	48	(5)	(5)	(51)	(5)	(4)

Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

(1)
4,399 million average shares outstanding—diluted

(2)
4,445 million average shares outstanding—diluted

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Nine Months Ended October 2, 2015
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$34,294	$13,428	$20,866	60.8%	$12,490	$1,166	$7,210	21.0%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(204)	204
Productivity & Reinvestment	—	—	—		—	(323)	323
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(427)	427
Other Items	(42)	(66)	24		33	(212)	203
Certain Tax Matters	—	—	—		—	—	—

After Considering Items (Non-GAAP)	$34,252	$13,362	$20,890	61.0%	$12,523	$—	$8,367	24.4%

	Nine Months Ended September 26, 2014
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$35,126	$13,532	$21,594	61.5%	$12,880	$457	$8,257	23.5%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(142)	142
Productivity & Reinvestment	—	—	—		—	(259)	259
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(7)	7
Other Items	(15)	88	(103)		(14)	(49)	(40)
Certain Tax Matters	—	—	—		—	—	—

After Considering Items (Non-GAAP)	$35,111	$13,620	$21,491	61.2%	$12,866	$—	$8,625	24.6%

	Net operating revenues	Cost of goods sold	Gross profit	Selling, general and administrative expenses	Other operating charges	Operating income
% Change—Reported (GAAP)	(2)	(1)	(3)	(3)	155	(13)
% Currency Impact	(7)	(5)	(8)	(7)	—	(10)
% Change—Currency Neutral Reported	5	4	5	4	—	(2)
% Change—After Considering Items (Non-GAAP)	(2)	(2)	(3)	(3)	—	(3)
% Currency Impact After Considering Items (Non-GAAP)	(7)	(5)	(8)	(7)	—	(11)
% Change—Currency Neutral After Considering Items (Non-GAAP)	4	3	5	4	—	8

Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Nine Months Ended October 2, 2015
	Interest expense	Equity income (loss) —net	Other income (loss) —net	Income before income taxes	Income taxes	Effective tax rate	Net income (loss) attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share(1)
Reported (GAAP)	$713	$402	$709	$8,067	$1,937	24.0%	$16	$6,114	$1.39
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	204	—		—	204	0.05
Productivity & Reinvestment	—	—	—	323	124		—	199	0.05
Equity Investees	—	79	—	79	5		—	74	0.02
Transaction Gains/Losses	—	—	(529)	(102)	(173)		—	71	0.02
Other Items	(320)	—	113	636	173		—	463	0.10
Certain Tax Matters	—	—	—	—	6		—	(6)	—

After Considering Items (Non-GAAP)	$393	$481	$293	$9,207	$2,072	22.5%	$16	$7,119	$1.61

	Nine Months Ended September 26, 2014
	Interest expense	Equity income (loss) —net	Other income (loss) —net	Income before income taxes	Income taxes	Effective tax rate	Net income (loss) attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share(2)
Reported (GAAP)	$344	$530	$(630)	$8,249	$1,896	23.0%	$25	$6,328	$1.42
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	142	—		—	142	0.03
Productivity & Reinvestment	—	—	—	259	96		—	163	0.04
Equity Investees	—	20	—	20	3		—	17	—
Transaction Gains/Losses	—	—	410	417	147		—	270	0.06
Other Items	—	21	198	179	(55)		—	234	0.05
Certain Tax Matters	—	—	—	—	(2)		—	2	—

After Considering Items (Non-GAAP)	$344	$571	$(22)	$9,266	$2,085	22.5%	$25	$7,156	$1.61

	Interest expense	Equity income (loss) —net	Other income (loss) —net	Income before income taxes	Income taxes	Net income (loss) attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change—Reported (GAAP)	107	(24)	—	(2)	2	(36)	(3)	(2)
% Change—After Considering Items (Non-GAAP)	14	(16)	—	(1)	(1)	(36)	(1)	0

Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

(1)
4,410 million average shares outstanding—diluted

(2)
4,454 million average shares outstanding—diluted

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

Income Before Income Taxes and Diluted Net Income Per Share:

	Three Months Ended October 2, 2015
	Income before income taxes	Diluted net income per share
% Change—Reported (GAAP)	(35)	(31)
% Currency Impact	(12)	(13)
% Change—Currency Neutral Reported	(23)	(18)
% Structural Impact	0	N/A
% Change—Currency Neutral Reported and Adjusted for Structural Impact	(22)	N/A
% Change—After Considering Items (Non-GAAP)	(5)	(4)
% Currency Impact After Considering Items (Non-GAAP)	(12)	(12)
% Change—Currency Neutral After Considering Items (Non-GAAP)	7	8
% Structural Impact After Considering Items (Non-GAAP)	(1)	N/A
% Change—Currency Neutral After Considering Items and Adjusted for Structural Impact (Non-GAAP)	8	N/A

	Nine Months Ended October 2, 2015
	Income before income taxes	Diluted net income per share
% Change—Reported (GAAP)	(2)	(2)
% Currency Impact	(5)	(5)
% Change—Currency Neutral Reported	3	3
% Structural Impact	0	N/A
% Change—Currency Neutral Reported and Adjusted for Structural Impact	3	N/A
% Change—After Considering Items (Non-GAAP)	(1)	0
% Currency Impact After Considering Items (Non-GAAP)	(8)	(8)
% Change—Currency Neutral After Considering Items (Non-GAAP)	7	8
% Structural Impact After Considering Items (Non-GAAP)	0	N/A
% Change—Currency Neutral After Considering Items and Adjusted for Structural Impact (Non-GAAP)	8	N/A

Note: Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions)

Net Operating Revenues by Segment:

	Three Months Ended October 2, 2015
	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$603	$1,330	$1,012	$5,639	$1,406	$1,746	$55	$(364)	$11,427
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	—	—	—	—
Productivity & Reinvestment	—	—	—	—	—	—	—	—	—
Equity Investees	—	—	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	—	—	—	—	—
Other Items	—	—	—	(2)	—	—	(25)	—	(27)

After Considering Items (Non-GAAP)	$603	$1,330	$1,012	$5,637	$1,406	$1,746	$30	$(364)	$11,400

	Three Months Ended September 26, 2014
	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$709	$1,429	$1,177	$5,599	$1,575	$1,823	$43	$(379)	$11,976
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	—	—	—	—
Productivity & Reinvestment	—	—	—	—	—	—	—	—	—
Equity Investees	—	—	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	—	—	—	—	—
Other Items	—	—	—	9	—	4	(8)	—	5

After Considering Items (Non-GAAP)	$709	$1,429	$1,177	$5,608	$1,575	$1,827	$35	$(379)	$11,981

	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
% Change—Reported (GAAP)	(15)	(7)	(14)	1	(11)	(4)	33	—	(5)
% Currency Impact	(15)	(8)	(28)	(1)	(9)	(11)	34	—	(8)
% Change—Currency Neutral Reported	0	1	14	2	(1)	7	(1)	—	3
% Acquisition & Divestiture Adjustments	(2)	(1)	0	(1)	(1)	4	14	—	0
% Change—Organic Revenues (Non-GAAP)	2	3	14	3	(1)	3	(15)	—	3
% Change—After Considering Items (Non-GAAP)	(15)	(7)	(14)	1	(11)	(4)	(10)	—	(5)
% Currency Impact After Considering Items (Non-GAAP)	(15)	(8)	(28)	(1)	(9)	(11)	(8)	—	(8)
% Change—Currency Neutral After Considering Items (Non-GAAP)	0	1	14	2	(1)	7	(1)	—	3

Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions)

Net Operating Revenues by Segment:

	Nine Months Ended October 2, 2015
	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,899	$3,977	$3,051	$16,657	$4,292	$5,354	$120	$(1,056)	$34,294
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	—	—	—	—
Productivity & Reinvestment	—	—	—	—	—	—	—	—	—
Equity Investees	—	—	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	—	—	—	—	—
Other Items	—	—	—	(19)	—	—	(23)	—	(42)

After Considering Items (Non-GAAP)	$1,899	$3,977	$3,051	$16,638	$4,292	$5,354	$97	$(1,056)	$34,252

	Nine Months Ended September 26, 2014
	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$2,099	$4,291	$3,406	$16,109	$4,613	$5,556	$126	$(1,074)	$35,126
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	—	—	—	—
Productivity & Reinvestment	—	—	—	—	—	—	—	—	—
Equity Investees	—	—	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	—	—	—	—	—
Other Items	—	—	—	9	—	(20)	(4)	—	(15)

After Considering Items (Non-GAAP)	$2,099	$4,291	$3,406	$16,118	$4,613	$5,536	$122	$(1,074)	$35,111

	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
% Change—Reported (GAAP)	(9)	(7)	(10)	3	(7)	(4)	(4)	—	(2)
% Currency Impact	(12)	(10)	(22)	(1)	(9)	(9)	8	—	(7)
% Change—Currency Neutral Reported	3	3	12	4	1	6	(12)	—	5
% Acquisition & Divestiture Adjustments	(1)	0	0	(1)	0	2	6	—	0
% Change—Organic Revenues (Non-GAAP)	4	3	12	6	2	4	(18)	—	5
% Change—After Considering Items (Non-GAAP)	(9)	(7)	(10)	3	(7)	(3)	(20)	—	(2)
% Currency Impact After Considering Items (Non-GAAP)	(12)	(10)	(22)	(1)	(9)	(9)	(8)	—	(7)
% Change—Currency Neutral After Considering Items (Non-GAAP)	3	3	12	4	1	7	(12)	—	4

Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions)

Operating Income (Loss) by Segment:

	Three Months Ended October 2, 2015
	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$208	$722	$538	$681	$571	$(11)	$(330)	$2,379
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	75	—	75
Productivity & Reinvestment	1	(2)	4	85	2	22	29	141
Equity Investees	—	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	—	—	44	44
Other Items	—	—	—	83	—	4	(21)	66

After Considering Items (Non-GAAP)	$209	$720	$542	$849	$573	$90	$(278)	$2,705

	Three Months Ended September 26, 2014
	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$265	$752	$653	$760	$638	$14	$(371)	$2,711
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	34	—	34
Productivity & Reinvestment	1	2	—	59	2	—	20	84
Equity Investees	—	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	—	—	7	7
Other Items	—	—	—	2	—	10	(8)	4

After Considering Items (Non-GAAP)	$266	$754	$653	$821	$640	$58	$(352)	$2,840

	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
% Change—Reported (GAAP)	(22)	(4)	(18)	(10)	(11)	—	11	(12)
% Currency Impact	(16)	(3)	(33)	0	(9)	—	6	(12)
% Change—Currency Neutral Reported	(6)	(1)	16	(10)	(1)	—	5	(1)
% Change—After Considering Items (Non-GAAP)	(21)	(4)	(17)	4	(11)	54	21	(5)
% Currency Impact After Considering Items (Non-GAAP)	(16)	(3)	(33)	(1)	(9)	(22)	1	(12)
% Change—Currency Neutral After Considering Items (Non-GAAP)	(6)	(2)	16	4	(1)	76	20	8

Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions)

Operating Income (Loss) by Segment:

	Nine Months Ended October 2, 2015
	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$762	$2,274	$1,641	$2,079	$1,876	$34	$(1,456)	$7,210
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	204	—	204
Productivity & Reinvestment	16	(13)	7	239	(1)	22	53	323
Equity Investees	—	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	—	—	427	427
Other Items	—	—	33	8	2	6	154	203

After Considering Items (Non-GAAP)	$778	$2,261	$1,681	$2,326	$1,877	$266	$(822)	$8,367

	Nine Months Ended September 26, 2014
	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$858	$2,363	$1,954	$2,015	$2,041	$26	$(1,000)	$8,257
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	142	—	142
Productivity & Reinvestment	1	2	—	192	10	—	54	259
Equity Investees	—	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	—	—	7	7
Other Items	—	—	—	(90)	—	30	20	(40)

After Considering Items (Non-GAAP)	$859	$2,365	$1,954	$2,117	$2,051	$198	$(919)	$8,625

	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
% Change—Reported (GAAP)	(11)	(4)	(16)	3	(8)	30	(46)	(13)
% Currency Impact	(13)	(4)	(25)	0	(8)	36	3	(10)
% Change—Currency Neutral Reported	2	0	9	4	0	(6)	(48)	(2)
% Change—After Considering Items (Non-GAAP)	(9)	(4)	(14)	10	(8)	34	11	(3)
% Currency Impact After Considering Items (Non-GAAP)	(13)	(4)	(25)	0	(8)	(18)	1	(11)
% Change—Currency Neutral After Considering Items (Non-GAAP)	4	0	11	10	0	52	10	8

Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions)

Income (Loss) Before Income Taxes by Segment:

	Three Months Ended October 2, 2015
	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$212	$733	$535	$(116)	$576	$150	$(365)	$1,725
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	75	—	75
Productivity & Reinvestment	1	(2)	4	85	2	22	29	141
Equity Investees	(3)	—	—	—	—	—	—	(3)
Transaction Gains/Losses	—	—	—	794	—	—	65	859
Other Items	—	—	—	83	—	4	4	91

After Considering Items (Non-GAAP)	$210	$731	$539	$846	$578	$251	$(267)	$2,888

	Three Months Ended September 26, 2014
	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$272	$763	$654	$486	$648	$205	$(368)	$2,660
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	34	—	34
Productivity & Reinvestment	1	2	—	59	2	—	20	84
Equity Investees	—	—	—	—	—	8	—	8
Transaction Gains/Losses	—	—	—	270	—	—	7	277
Other Items	—	—	—	2	—	10	(27)	(15)

After Considering Items (Non-GAAP)	$273	$765	$654	$817	$650	$257	$(368)	$3,048

	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
% Change—Reported (GAAP)	(22)	(4)	(18)	—	(11)	(27)	1	(35)
% Currency Impact	(15)	(3)	(32)	—	(9)	(14)	11	(12)
% Change—Currency Neutral Reported	(7)	(1)	14	—	(2)	(12)	(11)	(23)
% Change—After Considering Items (Non-GAAP)	(23)	(4)	(17)	4	(11)	(2)	27	(5)
% Currency Impact After Considering Items (Non-GAAP)	(15)	(3)	(32)	(1)	(9)	(17)	7	(12)
% Change—Currency Neutral After Considering Items (Non-GAAP)	(8)	(2)	15	4	(2)	15	20	7

Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions)

Income (Loss) Before Income Taxes by Segment:

	Nine Months Ended October 2, 2015
	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$785	$2,300	$1,649	$1,245	$1,890	$380	$(182)	$8,067
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	204	—	204
Productivity & Reinvestment	16	(13)	7	239	(1)	22	53	323
Equity Investees	(3)	6	—	—	—	76	—	79
Transaction Gains/Losses	—	—	—	827	—	—	(929)	(102)
Other Items	—	—	33	8	2	6	587	636

After Considering Items (Non-GAAP)	$798	$2,293	$1,689	$2,319	$1,891	$688	$(471)	$9,207

	Nine Months Ended September 26, 2014
	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$893	$2,398	$1,957	$1,593	$2,059	$481	$(1,132)	$8,249
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	142	—	142
Productivity & Reinvestment	1	2	—	192	10	—	54	259
Equity Investees	—	—	—	—	—	20	—	20
Transaction Gains/Losses	—	—	—	410	—	—	7	417
Other Items	—	—	—	(90)	—	51	218	179

After Considering Items (Non-GAAP)	$894	$2,400	$1,957	$2,105	$2,069	$694	$(853)	$9,266

	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
% Change—Reported (GAAP)	(12)	(4)	(16)	(22)	(8)	(21)	84	(2)
% Currency Impact	(13)	(4)	(25)	(1)	(8)	(11)	45	(5)
% Change—Currency Neutral Reported	1	0	9	(21)	0	(10)	39	3
% Change—After Considering Items (Non-GAAP)	(11)	(4)	(14)	10	(9)	(1)	45	(1)
% Currency Impact After Considering Items (Non-GAAP)	(13)	(4)	(25)	(1)	(8)	(15)	34	(8)
% Change—Currency Neutral After Considering Items (Non-GAAP)	2	0	11	11	0	15	11	7

Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

Operating Expense Leverage:

	Three Months Ended October 2, 2015
	Operating income	Gross profit	Operating expense leverage(1)
% Change—Reported (GAAP)	(12)	(7)	(6)
% Change—Currency Neutral Reported	(1)	2	(3)
% Change—After Considering Items (Non-GAAP)	(5)	(6)	1
% Change—Currency Neutral After Considering Items (Non-GAAP)	8	4	4

	Nine Months Ended October 2, 2015
	Operating income	Gross profit	Operating expense leverage(1)
% Change—Reported (GAAP)	(13)	(3)	(9)
% Change—Currency Neutral Reported	(2)	5	(7)
% Change—After Considering Items (Non-GAAP)	(3)	(3)	0
% Change—Currency Neutral After Considering Items (Non-GAAP)	8	5	2

Note: Certain rows may not add due to rounding.

(1)
Operating expense leverage is calculated by subtracting gross profit growth from operating income growth.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions)

Purchases and Issuances of Stock:

	Nine Months Ended October 2, 2015	Nine Months Ended September 26, 2014
Reported (GAAP)
Issuances of Stock	$732	$1,058
Purchases of Stock for Treasury	(1,966)	(2,963)
Net Change in Stock Issuance Receivables(1)	16	—
Net Change in Treasury Stock Payables(2)	(37)	(21)

Net Treasury Share Repurchases (Non-GAAP)	$(1,255)	$(1,926)

(1)
Represents the net change in receivables related to employee stock options exercised but not settled prior to the end of the quarter.

(2)
Represents the net change in payables for treasury shares repurchased but not settled prior to the end of the quarter.

PROSPECTUS

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
DEPOSITARY SHARES
PURCHASE CONTRACTS

        The following are types of securities that we may offer, issue and sell from time to time, together or separately:

  •
  debt securities;

  •
  shares of our common stock;

  •
  shares of our preferred stock;

  •
  warrants to purchase debt or equity securities;

  •
  depositary shares; and

  •
  purchase contracts.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision. Our common stock is listed on the New York Stock Exchange under the trading symbol "KO." Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 28, 2013.

        We include cross references to captions elsewhere in this prospectus where you can find related additional information. The following table of contents tells you where to find these captions.

        In this prospectus, except as otherwise indicated, the terms "Company," "we," "us" or "our" mean The Coca-Cola Company and all entities included in our consolidated financial statements.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the "SEC," using a "shelf" registration process. Under this shelf process, we may, from time to time, sell:

  •
  debt securities, which may be senior or subordinated and may be convertible;

  •
  shares of our common stock;

  •
  shares of our preferred stock;

  •
  warrants to purchase debt or equity securities;

  •
  depositary shares; and

  •
  purchase contracts,

either separately or in units, in one or more offerings. This prospectus provides you with a general description of those securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described herein under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        You may obtain from the SEC, through the SEC's website or at the SEC offices mentioned in the following paragraph, a copy of the registration statement on Form S-3, including exhibits, that we have filed with the SEC to register the securities offered under this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov and on our corporate website at http://www.coca-colacompany.com. Information on our website does not constitute part of this prospectus. You may inspect without charge any documents filed by us at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available at the office of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

        We "incorporate by reference" into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        We incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the "Exchange Act," after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus have been issued as described in this prospectus (other than, in each case, documents or information deemed to have been furnished and not "filed" in accordance with SEC rules):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2012 (filed on February 27, 2013);

  •
  our Quarterly Reports on Form 10-Q for the quarter ended March 29, 2013 (filed on April 25, 2013), the quarter ended June 28, 2013 (filed on July 25, 2013) and the quarter ended September 27, 2013 (filed on October 24, 2013);

  •
  our Current Reports on Form 8-K filed on February 20, 2013, February 21, 2013, March 5, 2013, March 21, 2013, April 26, 2013, July 19, 2013 and October 24, 2013;

  •
  the portions of our Definitive Proxy Statement on Schedule 14A, filed on March 11, 2013, that are specifically incorporated by reference into our Annual report on Form 10-K for the year ended December 31, 2012; and

  •
  the descriptions of the common stock set forth in our registration statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating those descriptions.

        You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: Office of the Secretary, The Coca-Cola Company, One Coca-Cola Plaza, Atlanta, Georgia 30313; telephone: (404) 676-2121.

        You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus filed by us with the SEC and any information about the terms of securities offered conveyed to you by us, our underwriters or agents. We have not authorized anyone else to provide you with additional or different information. These securities are only being offered in jurisdictions where the offer is permitted. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein may contain statements, estimates or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company's historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; water scarcity and poor quality; changes in the nonalcoholic beverage business environment and retail landscape; increased competition; increased demand for food products and decreased agricultural productivity as a result of changing weather patterns; consolidation in the retail channel or the loss of key retail or foodservice customers; an inability to expand operations in developing and emerging markets; fluctuations in foreign currency exchange rates; interest rate increases; an inability to maintain good relationships with our bottling partners; a deterioration in our bottling partners' financial condition; increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters; increased or new indirect taxes in the United States or in other major markets; increased cost, disruption of supply or shortage of energy or fuels; increased cost, disruption of supply or shortage of ingredients, other raw materials or packaging materials; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the availability of our products; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; unfavorable general economic conditions in the United States; unfavorable economic and political conditions in international markets; litigation or legal proceedings; adverse weather conditions; climate change; damage to our brand image and corporate reputation from product safety or quality, human and workplace rights, obesity or other issues, even if unwarranted; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; changes in accounting standards; an inability to achieve our overall long-term goals; continuing uncertainty in the global credit markets; one or more of our counterparty financial institutions default on their obligations to us or fail; an inability to realize additional benefits targeted by our productivity and reinvestment program; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages or labor unrest; future impairment charges, including charges by equity method investees; multi-employer plan withdrawal liabilities in the future; an inability to successfully integrate and manage our Company-owned or -controlled bottling operations; global or regional catastrophic events; and other risks discussed in our Company's filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2012, which filings are available as described in "Where You Can Find More Information." You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.

 OUR COMPANY

        The Coca-Cola Company is the world's largest beverage company. We own or license and market more than 500 nonalcoholic beverage brands, primarily sparkling beverages but also a variety of still beverages such as waters, enhanced waters, juices and juice drinks, ready-to-drink teas and coffees, and energy and sports drinks. We own and market four of the world's top five nonalcoholic sparkling beverage brands: Coca-Cola, Diet Coke, Fanta and Sprite. Finished beverage products bearing our trademarks, sold in the United States since 1886, are now sold in more than 200 countries.

        We make our branded beverage products available to consumers throughout the world through our network of Company-owned or -controlled bottling and distribution operations as well as independently owned bottling partners, distributors, wholesalers and retailers—the world's largest beverage distribution system. Of the approximately 57 billion beverage servings of all types consumed worldwide every day, beverages bearing trademarks owned by or licensed to us account for more than 1.8 billion servings.

        We believe that our success depends on our ability to connect with consumers by providing them with a wide variety of options to meet their desires, needs and lifestyle choices. Our success further depends on the ability of our people to execute effectively, every day.

        Our goal is to use our Company's assets—our brands, financial strength, unrivaled distribution system, global reach, and the talent and strong commitment of our management and associates—to become more competitive and to accelerate growth in a manner that creates value for our shareowners.

        We were incorporated in September 1919 under the laws of the State of Delaware and succeeded to the business of a Georgia corporation with the same name that had been organized in 1892.

        Our principal office is located at One Coca-Cola Plaza, Atlanta, Georgia 30313, and our telephone number at that address is (404) 676-2121. We maintain a website at www.coca-colacompany.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

 USE OF PROCEEDS

        Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities will be used for general corporate purposes, including:

  •
  working capital;

  •
  capital expenditures;

  •
  acquisitions of or investments in businesses or assets;

  •
  redemption and repayment of short-term or long-term borrowings; and

  •
  purchases of our common stock.

        Pending application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for the five fiscal years ended December 31, 2012 and the nine months ended September 27, 2013 are set forth below:

	Year Ended December 31,
Nine Months Ended September 27, 2013	2012	2011	2010	2009	2008
		As Adjusted(1)
24.4x	24.4x	23.2x	18.1x	21.2x	17.9x

(1)
Effective January 1, 2012, we elected to change our accounting methodology for determining the market-related value of assets for our U.S. qualified defined benefit pension plans. This change in accounting methodology has been applied retrospectively, and we have adjusted all prior period financial information presented herein as required.

        We computed ratio of earnings to fixed charges on a total enterprise basis by dividing income from continuing operations before income taxes and changes in accounting principles (excluding undistributed equity earnings) and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges consist of gross interest incurred and the interest portion of rental expense.

        We were contingently liable for guarantees of indebtedness owed by third parties, including certain variable interest entities, in the amount of approximately $639 million at September 27, 2013. Fixed charges for these contingent liabilities have not been included in the computation of the above ratios as the amounts are immaterial and, in the opinion of our management, it is not probable that we will be required to satisfy the guarantees.

DESCRIPTION OF DEBT SECURITIES

        This section describes the general terms and provisions of the debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered by that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

        Any debt securities will be either our senior unsecured obligations issued in one or more series, which we refer to as the "senior debt securities," or our subordinated unsecured obligations issued in one or more series, which we refer to as the "subordinated debt securities." We will issue the senior debt securities under an amended and restated indenture between us and Deutsche Bank Trust Company Americas, as successor to Bankers Trust Company, as trustee, dated as of April 26, 1988, as amended, which we refer to as the "senior indenture." We will issue the subordinated debt securities under an indenture to be entered into between us and Deutsche Bank Trust Company Americas, as trustee, which we refer to as the "subordinated indenture." We refer to the senior indenture and the subordinated indenture, collectively, as the "indentures." As used in this prospectus, "debt securities" means the debentures, notes, bonds and other evidences of indebtedness that we issue and the trustee authenticates and delivers under the indentures. The indentures and all debt securities issued under the indentures will be governed by and construed in accordance with the laws of the State of New York. Additionally, the indentures are subject to the provisions of the Trust Indenture Act of 1939, as amended.

        We have summarized selected terms and provisions of the indentures in this section. We have also incorporated by reference the indentures as exhibits to the registration statement of which this prospectus forms a part. You should read the indentures for additional information before you buy any debt securities. See "Where You Can Find More Information" for information on how to obtain copies of the indentures. The summary that follows includes references to section numbers of the indentures (as supplemented by the first supplemental indenture to the senior indenture, dated as of February 24, 1992, and the second supplemental indenture to the senior indenture, dated as of November 1, 2007, in some instances) so that you can more easily locate these provisions. Unless otherwise indicated, section references are the same for the senior indenture and the subordinated indenture. Capitalized terms used but not defined in this summary have the meanings specified in the indentures.

General

        The senior debt securities will rank equally and ratably with our other unsecured and unsubordinated obligations. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt, including any senior debt securities, as described below under "Subordinated Indenture Provisions—Subordination." The debt securities will rank junior to all of our currently existing and future secured debt.

        We are not limited as to the amount of debt securities that we can issue under the indentures. We may issue debt securities under the indentures in one or more series, each with different terms, up to the aggregate principal amount which we may authorize from time to time. We also have the right to "reopen" a previous issue of a series of debt securities by issuing additional debt securities of such series. (Section 3.01).

        A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to that offering. In addition to stating whether the securities will be senior or subordinated, these terms will include some or all of the following:

  •
  the title and type of the debt securities;

  •
  the total principal amount of debt securities of that series that are authorized and outstanding as of the most recent date;

  •
  any limit on the total principal amount of the debt securities;

  •
  the price at which the debt securities will be issued;

  •
  the date or dates on which the principal of and premium, if any, on the debt securities will be payable;

  •
  the maturity date of the debt securities;

  •
  the minimum denominations in which the debt securities will be issued;

  •
  if the debt securities will bear interest;

  •
  the interest rate on the debt securities or the method of calculating the interest rate;

  •
  the date from which interest will accrue;

  •
  the record and interest payment dates for the debt securities;

  •
  the first interest payment date;

  •
  the place or places at which the principal or premium, if any, and interest, if any, on the debt securities will be paid;

  •
  any optional redemption provisions that would permit us or the holders of the debt securities to elect redemption of the debt securities prior to their final maturity;

  •
  any sinking fund or mandatory redemption or retirement provisions that would obligate us to redeem the debt securities prior to their final maturity;

  •
  the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars;

  •
  any provisions that would permit us or the holders of the debt securities to elect the currency or currencies in which the debt securities are paid;

  •
  the portion of the principal amount of the debt securities that will be payable upon declaration or acceleration of maturity of the debt securities (if other than the principal amount of the debt securities);

  •
  whether the provisions described under the heading "Defeasance of the Indentures and the Securities" below apply to the debt securities;

  •
  whether the provisions of some or all of the covenants described under the heading "Restrictive Covenants" below apply to the debt securities;

  •
  any changes to or additional Events of Default (as defined under the heading "Events of Default" below) or covenants;

  •
  whether the debt securities will be issued in whole or in part in the form of global securities and, if so, the depositary for those global securities;

  •
  any special tax implications of the debt securities;

  •
  for the subordinated debt securities, whether the specific subordination provisions applicable to the subordinated debt securities are other than as set forth in the subordinated indenture;

  •
  whether the debt securities are convertible or exchangeable into our common stock or other equity securities and the terms and conditions upon which such conversion or exchange shall be effected; and

  •
  any other terms of the debt securities.

        If the purchase price of any debt securities is denominated in a foreign currency or composite currency, or if the principal of or any premium or interest on any debt securities is payable in a foreign currency or composite currency, we will include the restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the applicable foreign currency or composite currency in the applicable prospectus supplement.

        We may issue debt securities as Original Issue Discount Securities (as defined below) to be offered and sold at a substantial discount from their principal amount and typically bearing no interest or interest at a rate which at the time of issuance is below market rates. An "Original Issue Discount Security" is any debt security which provides for an amount less than its principal amount to be due and payable upon a declaration of acceleration of its maturity. (Section 1.01). We will describe the federal income tax, accounting and other considerations relevant to any such Original Issue Discount Securities in the applicable prospectus supplement.

        The particular terms of a series of debt securities will be set forth in an officers' certificate or supplemental indenture, and described in the applicable prospectus supplement. We urge you to read the applicable indenture as supplemented by any officers' certificate or supplemental indenture that is applicable to you because that indenture, as supplemented, and not this section, defines your rights as a holder of the debt securities.

Restrictive Covenants

        The indentures contain certain restrictive covenants that apply, or may apply, to us and all of our Restricted Subsidiaries (as defined below). The covenants described below under "Restrictions on Liens" and "Restrictions on Sale and Leaseback Transactions" will not apply to a series of debt securities unless we specifically so provide in the applicable prospectus supplement. These covenants do not apply to any of our Subsidiaries that are not designated as Restricted Subsidiaries.

        You should carefully read the applicable prospectus supplement for the particular provisions of the series of debt securities being offered, including any additional restrictive covenants or Events of Default that may be included in the terms of such debt securities.

        Restrictions on Liens.    If the applicable prospectus supplement states that the covenant set forth in Section 5.03 of the indentures will be applicable to a series of debt securities, then we will be subject to a covenant providing that we will not, nor will we permit any Restricted Subsidiary (as defined below) to, create, incur, issue, assume or guarantee any debt for money borrowed (as used in this "Restrictive Covenants" section, "Debt") if such Debt is secured by a mortgage, pledge, lien, security interest or other encumbrance upon any Principal Property (as defined below) or on any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or acquired in the future), without, in any such case, effectively providing that the debt securities and, at our option, any of our other indebtedness or guarantees or any indebtedness or guarantees of a Restricted Subsidiary ranking equally with the debt securities, will be secured equally and ratably with (or, at our option, prior to) such Debt. The foregoing restrictions do not apply to:

  (1)
  mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

  (2)
  mortgages on property existing at the time of acquisition of such property and, in some instances, certain purchase money mortgages;

  (3)
  mortgages securing Debt owing by any Restricted Subsidiary to us or another Restricted Subsidiary;

  (4)
  mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to us or a Restricted Subsidiary;

  (5)
  mortgages in favor of any country or any political subdivision of any country, or any instrumentality thereof, to secure payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages; or

  (6)
  any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referenced in clauses (1) through (5) above, inclusive, or any mortgage existing at the respective date of the applicable indenture, provided that the principal amount of Debt secured at the time of such extension may not be increased, and the collateral which secures the same cannot be expanded.

        Notwithstanding these exceptions, we and one or more Restricted Subsidiaries may, without securing the debt securities, create, incur, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that if, after giving effect to such Debt, the aggregate of such secured Debt then outstanding (not including secured Debt permitted under the foregoing exceptions) at such time does not exceed 10% of our consolidated shareowners' equity as of the end of the preceding fiscal year. (Section 5.03).

        Restrictions on Sale and Leaseback Transactions.    If the applicable prospectus supplement states that the covenant set forth in Section 5.04 of the indentures will be applicable to a series of debt securities, then we will be subject to the covenant providing that we will not, and we will not permit any Restricted Subsidiary to, enter into any lease, other than intercompany leases, longer than three years covering any Principal Property that is sold to any other person in connection with such lease unless:

  (1)
  we or such Restricted Subsidiary would be entitled, pursuant to "Restrictions on Liens" described above, to incur Debt secured by a mortgage on the Principal Property involved in an amount at least equal to the Attributable Debt (as defined below) without equally and ratably securing the debt securities provided that such Attributable Debt shall then be deemed to be Debt subject to the provisions of such restriction on liens;

  (2)
  since the respective date of the applicable indenture and within a period commencing twelve months prior to the consummation of the sale and leaseback transaction and ending twelve months after the consummation of such transaction, we or such Restricted Subsidiary has expended, or will expend, for the Principal Property an amount equal to (a) the net proceeds of such sale and leaseback transaction, and we elect to designate all of such amount as a credit against such transaction or (b) a part of the net proceeds of such sale and leaseback transaction, and we elect to designate such amount as a credit against such transaction and apply an amount equal to the remainder of the net proceeds as provided in clause (3) below; or

  (3)
  an amount equal to such Attributable Debt (less any amount elected under clause (2) above) is applied within 90 days of such lease to the retirement of Debt, other than intercompany Debt, which by its terms matures at, or is prepayable or extendible or renewable at the sole option of the obligor without requiring the consent of the obligee to, a date more than twelve months after the date of the creation of such Debt. (Section 5.04).

Consolidation, Merger and Sale

        The indentures generally provide that we may consolidate with or merge into any other corporation, or transfer or lease our properties and assets as an entirety or substantially as an entirety to any other corporation, if the corporation formed by or resulting from any such consolidation, into which we are merged or which shall have acquired or leased such properties and assets, shall, pursuant to a supplemental indenture, assume payment of the principal of (and premium, if any) and interest, if any, on the debt securities and the performance and observance of the covenants of the indentures. (Section 11.01).

        If upon (1) any consolidation or merger of us, or of us and any Subsidiary, with or into any other corporation or corporations, or upon the merger of another corporation into us, or (2) successive consolidations or mergers to which we or our successors shall be a party or parties, or (3) upon any sale or conveyance of our property, or the property of us and any Subsidiary, as an entirety or substantially as an entirety, any Principal Property or any shares of stock or Debt of any Restricted Subsidiary would then become subject to any mortgage, we will cause the debt securities, and at our option any other indebtedness of or guarantees by us or such Restricted Subsidiary ranking equally with the debt securities, to be secured equally and ratably with (or, at our option, prior to) any Debt secured thereby, unless such Debt could have been incurred without us being required to secure the debt securities equally or ratably with (or prior to) such Debt pursuant to "Restrictions on Liens" described above. (Section 11.01).

Certain Definitions

        As used in the indentures and this prospectus, the following definitions apply:

        "Attributable Debt" means, in respect of a sale and leaseback transaction, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such sale and leaseback transaction, as determined in good faith by us) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). (Section 1.01).

        "Principal Property" means our manufacturing plants or facilities or those of a Restricted Subsidiary located within the United States of America (other than its territories and possessions) or Puerto Rico, except any such manufacturing plant or facility which our board of directors by resolution reasonably determines not to be of material importance to the total business conducted by us and our Restricted Subsidiaries. (Section 1.01).

        "Restricted Subsidiary" means any Subsidiary (1) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the United States of America (other than its territories and possessions) or Puerto Rico and (2) which owns or is the lessee of any Principal Property, but does not include any Subsidiary primarily engaged in financing activities, primarily engaged in the leasing of real property to persons other than us and our Subsidiaries, or which is characterized by us as a temporary investment. The terms "Restricted Subsidiary" does not include Coca-Cola Financial Corporation, The Coca-Cola Trading Company LLC, 55th & 5th Avenue Corporation, Bottling Investments Corporation or ACCBC Holding Company, and their respective Subsidiaries. (Section 1.01).

        "Subsidiary" means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by us or one or more other Subsidiaries, or by us and one or more other Subsidiaries. (Section 1.01).

        "Voting Stock" means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of said corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency). (Section 1.01).

Event of Default

        "Event of Default," when used in the indentures with respect to any series of debt securities, means any of the following events:

  •
  default for 30 days in payment of any interest on such series;

  •
  default in payment of any principal of or premium, if any, on such series;

  •
  default in payment of any sinking fund installment for such series;

  •
  default for 90 days after written notice in performance of any other covenant in the indentures (other than a covenant or agreement included in the indentures solely for the benefit of holders of debt securities of any series other than that series);

  •
  certain events of bankruptcy, insolvency or reorganization; or

  •
  any other Event of Default provided with respect to that series. (Section 7.01).

        The indentures require us to deliver annually to the trustee an officers' certificate, in which certain of our officers certify whether or not they have knowledge of any default in our performance of the covenants described. (Section 5.07).

        If an Event of Default shall occur and be continuing with respect to the debt securities of any series, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding may declare the principal (or, if the debt securities of such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the applicable prospectus supplement for such series) of all the debt securities of such series and the interest accrued thereon to be due and payable. (Section 7.02). The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of such series (or, in the case of certain Events of Default pertaining to all outstanding debt securities, with the consent of holders of a majority in aggregate principal amount of all the debt securities then outstanding acting as one class) may waive any Event of Default with respect to a particular series of debt securities, except an Event of Default in the payment of principal of or any premium or interest on any debt securities of such series or in respect of a covenant or provision of the indentures which, under the terms thereof, cannot be modified or amended without the consent of the holders of each outstanding debt security of such series. (Section 7.11). See "Modifications of the Indentures" below.

        Subject to the provisions of the indentures relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee is under no obligation to exercise any of the rights or powers under the indentures at the request, order or direction of any of the holders of debt securities of any series, unless such securityholders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by such exercise. (Section 8.02). Subject to such provisions for the indemnification of the trustee and certain limitations contained in the indentures, the holders of a majority in aggregate principal amount of all debt securities of such series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 7.10).

        If any debt securities are denominated in a foreign currency or composite currency, then for the purposes of determining whether the holders of the requisite principal amount of debt securities have taken any action as herein described, the principal amount of such debt securities shall be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of the spot rate of exchange into United States dollars for the currency or composite currency in which such debt securities are denominated (as determined by us or an authorized exchange rate agent and evidenced to the trustee) as of the date the taking of such action by the holders of such requisite principal amount is evidenced to the trustee as provided in the indentures. (Section 14.10).

Modifications of the Indentures

        We and the trustee may modify and amend the indentures with the consent of the holders of not less than a majority in aggregate principal amount then outstanding of any series of the debt securities affected by such modification or amendment. However, we may not, without the consent of the holders of each debt security so affected:

  •
  extend the fixed maturity of such series of debt securities;

  •
  reduce the principal amount of such series of debt securities;

  •
  reduce the rate or extend the time of payment of interest on such series of debt securities;

  •
  impair or affect the right of any securityholder to institute suit for payment of principal or interest or change the coin or currency in which the principal of or interest on such series of debt securities is payable; or

  •
  reduce the percentage of aggregate principal amount of debt securities of such series from whom consent is required to modify the indentures. (Section 10.02).

        In addition, under our subordinated indenture, without the consent of each holder of each debt security so affected, we may not modify the provisions of the subordinated indenture with respect to subordination of the debt securities in a manner adverse to the holders.

        We and the trustee may modify and amend the indentures without the consent of any holders of debt securities to:

  •
  provide for security for the debt securities;

  •
  evidence the assumption of our obligations under the applicable indenture by a successor;

  •
  add covenants that would benefit holders of any debt securities;

  •
  cure any ambiguity, omission, defect or inconsistency;

  •
  change or eliminate any of the provisions of the indentures so long as such change or elimination becomes effective only when there are no securities created prior to the execution of the supplemental indenture then outstanding which are entitled to the benefit of such provision;

  •
  provide for a successor trustee; or

  •
  make such provisions as may be necessary or advisable in order to comply with the withholding provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder. (Section 10.01).

Defeasance of the Indentures and Securities

        Unless the applicable prospectus supplement states otherwise, the indentures provide that we will be deemed to have paid and discharged the entire indebtedness on the debt securities of any series, and our obligations under the indentures with respect to the debt securities of such series (other than certain specified obligations, such as the obligations to maintain a security register pertaining to transfer of the debt securities, to maintain a paying agency office, and to replace stolen, lost or destroyed debt securities) will cease to be in effect, from and after the date that we deposit with the trustee, in trust:

  •
  money in the currency or composite currency in which the debt securities of such series are denominated; or

  •
  U.S. Government Obligations, in the case of debt securities denominated in dollars, or obligations issued or guaranteed by the government which issued the currency in which the debt securities of such series are denominated, in the case of debt securities denominated in foreign currencies, which through the payment of interest and principal in accordance with their terms will provide money in the currency in which the debt securities of such series are denominated; or

  •
  a combination thereof,

which is sufficient to pay and discharge the principal and premium, if any, and interest, if any, to the date of maturity on or the redemption date of, such series of debt securities. (Sections 12.01 and 12.02). In the event of any such defeasance, holders of such debt securities would be able to look only to such trust fund for payment of principal (and premium, if any) and interest, if any, on their debt securities until maturity.

        Such defeasance may be treated as a taxable exchange of the related debt securities for an issue of obligations of the trust or a direct interest in the money, U.S. Government Obligations or other obligations held in the trust. In that case, holders of such debt securities may recognize gain or loss as if the trust obligations or the money, U.S. Government Obligations or other obligations deposited, as the case may be, had actually been received by them in exchange for their debt securities. Such holders thereafter might be required to include in income a different amount than would be includable in the absence of defeasance. We encourage prospective investors to consult with their own tax advisors as to the specific consequences of defeasance.

Denominations

        Unless the applicable prospectus supplement states otherwise, the debt securities will be issued only in registered form without coupons, in U.S. dollars in denominations of $1,000 or any integral multiples of $1,000. We will issue a book-entry security equal to the aggregate principal amount of outstanding debt securities of the series represented by such book-entry security. We will specify the denominations of a series of debt securities denominated in a foreign currency or composite currency in the applicable prospectus supplement. (Sections 3.02 and 3.03).

Registration and Transfer

        You may exchange any certificated securities of any series for other certificated securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. Upon payment of any taxes and other governmental charges as described in the indentures, you may present certificated securities for registration of transfer (with the form of transfer duly executed), without a service charge, at the office of the securities registrar or at the office of any transfer agent that we designate for such purpose and reference in the applicable prospectus supplement with respect to any series of debt securities. Subject to its satisfaction with the documents of title and identity of the person making the request, the securities registrar or such transfer agent, as the case may be, will effect such transfer or exchange.

        We have initially appointed the trustee as securities registrar under the indentures. (Section 3.05). If the prospectus supplement refers to any transfer agent in addition to the securities registrar initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in the borough of Manhattan, the city of New York, for such series. We may at any time designate additional transfer agents with respect to any series of debt securities. (Section 5.02).

        In the event of any partial redemption in part of a series of debt securities, we will not be required to (1) issue securities of such series, register the transfer of securities of such series or exchange debt securities of such series during a period beginning at the opening of business 15 days before the mailing date of a notice of redemption of such debt securities of that series selected to be redeemed and ending at the close of business on such mailing date or (2) register the transfer or exchange of any debt security, or portion of any such debt security, that is called for redemption, except the unredeemed portion of any debt security being redeemed in part. (Section 3.05).

Payment and Paying Agents

        Unless the applicable prospectus supplement states otherwise, we will pay the principal of and any premium and interest on debt securities at the office of the paying agent or paying agents as we may designate from time to time. However, at our option we may pay any interest by check mailed or delivered to the address of the person entitled to such payment as it appears in the securities register. (Section 2.02). Unless the applicable prospectus supplement states otherwise, we will pay any installment of interest on debt securities to the person in whose name the debt security is registered at the close of business on the regular record date for such interest payment. (Section 3.07). Payments of any interest on the debt securities may be subject to the deduction of applicable withholding taxes. (Section 5.01).

        Unless the applicable prospectus supplement states otherwise, the principal office of the trustee in the city of New York is designated as our paying agent for payments with respect to debt securities. Any other paying agents that we may designate at the time of the offering and issuance of a series of debt securities will be named in the related prospectus supplement. With regard to any series, we may at any time designate additional paying agents, rescind the designation of any paying agents or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in the borough of Manhattan in the city of New York. (Section 5.02).

        The trustee or any paying agent for the payment of principal of or interest on any debt security will repay to us all moneys paid by us which remain unclaimed at the end of two years after such principal or interest shall have become due and payable, and, after such repayment occurs, the holder of the applicable debt security will be entitled to look only to us for payment. (Section 12.04).

Concerning the Trustee

        Deutsche Bank Trust Company Americas, as successor to Bankers Trust Company, New York, New York, is the trustee under the senior indenture and has agreed to act as trustee under the subordinated indenture. We maintain banking relationships in the ordinary course of business with affiliates of Deutsche Bank Trust Company Americas, and affiliates of Deutsche Bank Trust Company Americas have entered into foreign currency transactions with us, serve as fiscal agents for certain of our outstanding obligations and have provided back-up lines of credit for our commercial paper.

Book-Entry Delivery and Settlement

  Global Notes

        We will issue any debt securities in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

  DTC, Clearstream and Euroclear

        Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, societe anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./ N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their U.S. depositaries, which in turn will hold such interests in customers' securities accounts in the U.S. depositaries' names on the books of DTC.

        DTC has advised us that:

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Exchange Act.

  •
  DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

  •
  Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom, and/or their representatives, own DTC.

  •
  DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

  •
  Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

  •
  The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

        Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

        Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V., which we refer to as the Euroclear Operator. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

        We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

        We expect that under procedures established by DTC:

  •
  upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

  •
  ownership of the debt securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

        The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the debt securities represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in debt securities represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the debt securities represented by that global note for all purposes under the indenture and under the debt securities. Except as provided below, owners of beneficial interests in a global note will not be entitled to have debt securities represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the applicable indenture or under the debt securities for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of debt securities under the applicable indenture or a global note.

        Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of debt securities by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the debt securities.

        Payments on the debt securities represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the debt securities represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

        Distributions on the debt securities held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

        Distributions on the debt securities held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

  Clearance and Settlement Procedures

        Initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

        Because of time-zone differences, credits of the debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

  Certificated Notes

        Individual certificates in respect of any debt securities will not be issued in exchange for the global notes, except in very limited circumstances. We will issue or cause to be issued certificated notes to each person that DTC identifies as the beneficial owner of the debt securities represented by a global note upon surrender by DTC of the global note if:

  •
  DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

  •
  an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

  •
  we determine not to have the debt securities of such series represented by a global note.

        Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the debt securities. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Subordinated Indenture Provisions

        The subordinated debt securities will be issued under the subordinated indenture. The subordinated debt securities will rank on an equal basis with certain of our other subordinated debt that may be outstanding from time to time and will rank junior to all of our senior debt, as defined below, including any senior debt securities that may be outstanding from time to time.

        Subordination.    If we issue subordinated debt securities, the aggregate principal amount of senior debt outstanding as of a recent date will be set forth in the applicable prospectus supplement. Neither the senior nor the subordinated indenture restricts the amount of senior debt that we may incur.

        Holders of subordinated debt securities should recognize that contractual provisions in the subordinated indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated indenture or any supplement thereto to all of our senior debt, including all debt securities we have issued and will issue under the senior indenture.

        As used in the subordinated indenture and this prospectus, the term "senior debt" means the principal, premium, if any, unpaid interest and all fees and other amounts payable in connection with any debt for money borrowed other than (1) debt incurred (a) with respect to certain elections under the federal bankruptcy code, (b) debt to our subsidiaries, (c) debt to our employees, (d) tax liability, and (e) certain trade payables, (2) all obligations under interest rate, currency and commodity swaps, caps, floors, collars, hedge arrangements, forward contracts or similar agreements and (3) renewals, modifications and refunds of any such debt.

        Unless otherwise indicated in the applicable prospectus supplement, we may not pay principal of, premium, if any, or interest on any subordinated debt securities or defease, purchase, redeem or otherwise retire such securities if:

  •
  a default in the payment of any principal, or premium, if any, or interest on any senior debt, occurs and is continuing or any other amount owing in respect of any senior debt is not paid when due; or

  •
  any other default occurs with respect to any senior debt and the maturity of such senior debt is accelerated in accordance with its terms,

unless and until such default in payment or event of default has been cured or waived and any such acceleration is rescinded or such senior debt has been paid in full in cash.

        If there is any payment or distribution of our assets to creditors upon a total or partial liquidation or a total or partial dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding, holders of all present and future senior debt (which will include interest accruing after, or which would accrue but for, the commencement of any bankruptcy, reorganization, insolvency, receivership or similar proceeding) are entitled to receive payment in full before any payment or distribution, whether in cash, securities or other property, in respect of the subordinated indebtedness. In addition, unless otherwise indicated in the applicable prospectus supplement, in any such event, payments or distributions which would otherwise be made on subordinated debt securities will generally be paid to the holders of senior debt, or their representatives, in accordance with the priorities existing among these creditors at that time until the senior debt is paid in full.

        After payment in full of all present and future senior debt, holders of subordinated debt securities will be subrogated to the rights of any holders of senior debt to receive any further payments or distributions that are applicable to the senior debt until all the subordinated debt securities are paid in full. The subordinated indenture provides that the foregoing subordination provisions may not be changed in a manner which would be adverse to the holders of senior debt without the consent of the holders of such senior debt.

        The prospectus supplement delivered in connection with the offering of a series of subordinated debt securities will set forth a more detailed description of the subordination provisions applicable to any such debt securities.

        If the trustee under the subordinated indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior debt.

        Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

DESCRIPTION OF CAPITAL STOCK

        Set forth below is a summary description of the material terms of our capital stock. For more information, please see our restated certificate of incorporation, as amended, which is incorporated by reference to the registration statement of which this prospectus forms a part as Exhibit 3.1.

Description of Common Stock

        We may issue shares of our common stock, either separately or together with other securities offered pursuant to this prospectus. Under our restated certificate of incorporation, as amended, we are authorized to issue up to 11,200,000,000 shares of our common stock, par value $0.25 per share, of which 4,415,922,733 shares were issued and outstanding as of October 21, 2013. You should read the applicable prospectus supplement relating to an offering of shares of our common stock, or of securities convertible, exchangeable or exercisable for shares of our common stock, for the terms of such offering, including the number of shares of common stock offered, the initial offering price and market prices and dividend information relating to our common stock.

        The holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of shareowners. Each share of our common stock outstanding is entitled to participate equally in any distribution of net assets made to the shareowners in the liquidation, dissolution or winding up of our Company and is entitled to participate equally in dividends as and when declared by our board of directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our common stock. All shares of our common stock have equal rights and preferences. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of holders of shares of any series of our preferred stock that we may designate and issue in the future.

Description of Preferred Stock

        Our restated certificate of incorporation, as amended, authorizes our board of directors to issue, from time to time, up to 100,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, subject to certain limitations prescribed by law. There are no preferred shares issued and outstanding as of the date of this prospectus. Our board of directors is authorized to establish from time to time the number of shares to be included in any series of preferred stock, and to fix the designation, powers, preferences, and rights of the shares of such series and any qualifications, limitations or restrictions thereof.

        The specific terms of any preferred stock to be sold under this prospectus will be described in the applicable prospectus supplement. If so indicated in such prospectus supplement, the terms of the preferred stock offered may differ from the general terms set forth below. Unless otherwise specified in the prospectus supplement relating to the preferred stock offered thereby, each series of preferred stock offered will rank equal in right of payment to all other series of our preferred stock, and holders thereof will have no preemptive rights. The preferred stock offered will, when issued, be fully paid and nonassessable.

        You should read the applicable prospectus supplement for the terms of the preferred stock offered. The terms of the preferred stock set forth in such prospectus supplement may include the following, as applicable to the preferred stock offered thereby:

  •
  the title and stated value of the preferred stock;

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  the number of shares of the preferred stock offered;

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  the liquidation preference and the offering price of the preferred stock;

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  the dividend rates of the preferred stock and/or methods of calculation of such dividends;

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  periods and/or payment dates for the preferred stock dividends;

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  whether dividends on the preferred stock are cumulative;

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  the liquidation rights of the preferred stock;

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  the procedures for any auction and remarketing, if any, of the preferred stock;

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  the sinking fund provisions, if applicable, for the preferred stock;

  •
  the redemption provisions, if applicable, for the preferred stock;

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  whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period or the method of determining the same;

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  whether the preferred stock will have voting rights and, if so, the terms of such voting rights;

  •
  whether the preferred stock will be listed on any securities exchange;

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  whether the preferred stock will be issued with any other securities and, if so, the amount and terms of such other securities; and

  •
  any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

        Our authorized shares of common stock and preferred stock are available for issuance without further action by our shareowners, unless such action is required by applicable law or the rules of the stock exchange or automated quotation system on which our securities may be listed or trade. If the approval of our shareowners is not required for the issuance of shares of our common stock or preferred stock, our board of directors may determine to issue shares without seeking shareowners' approval.

        Our board of directors could issue a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a change in control of our Company. Our board of directors would make any determination to issue such shares based on its judgment as to the best interests of our Company and our shareowners. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an attempt to acquire our Company, including tender offers or other transactions that some, or a majority, of our shareowners might believe to be in their best interests, or in which our shareowners might receive a premium for their stock over the then current market price of such stock.

Certain Anti-takeover Matters

        Our restated certificate of incorporation, as amended, and by-laws contain provisions that may make it more difficult for a potential acquirer to acquire us by means of a transaction that is not negotiated with our board of directors. These provisions and General Corporation Law of the State of Delaware, or the "DGCL," could delay or prevent entirely a merger or acquisition that our shareowners consider favorable. These provisions may also discourage acquisition proposals or have the effect of delaying or preventing entirely a change in control, which could harm our stock price. Our board of directors is not aware of any current effort to accumulate shares of our common stock or to otherwise obtain control of our Company and does not currently contemplate adopting or recommending the approval of any other action that might have the effect of delaying, deterring or preventing a change in control of our Company.

        Following is a description of the anti-takeover effects of certain provisions of our restated certificate of incorporation, as amended, and of our by-laws.

        No cumulative voting.    The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors unless its certificate of incorporation, as amended, provides otherwise. Our restated certificate of incorporation, as amended, does not provide for cumulative voting.

        Calling of special meetings of shareowners.    Our by-laws provide that special meetings of our shareowners may be called only by or at the direction of our board of directors, the chairman of our board of directors, our chief executive officer or by our secretary if appropriately requested by a person (or group of persons) beneficially owning at least a twenty-five percent (25%) "net long position" of the Company's outstanding shares of common stock.

        Advance notice requirements for shareowner proposals and director nominations.    Our by-laws provide that shareowners seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareowners or a shareowner requested special meeting of shareowners must provide timely notice of their proposal in writing to our corporate secretary.

        Generally, to be timely, a shareowner's notice regarding an annual meeting of shareowners must be received at our principal executive offices not less than 120 days prior to the first anniversary of the previous year's annual meeting. Our by-laws also specify requirements as to the form and content of a shareowner's notice. These provisions may impede shareowners' ability to bring matters before an annual meeting of shareowners, a shareowner requested special meeting of shareowners or make nominations for directors.

        Limitations on liability and indemnification of officers and directors.    The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our restated certificate of incorporation, as amended, includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty in such capacity, except for liability:

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  for any breach of the director's duty of loyalty to us or our shareowners;

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  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

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  for any transaction from which the director derived any improper personal benefit.

        Our restated certificate of incorporation, as amended, further provides, that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        We are also expressly authorized to carry directors' and officers' insurance for the benefit of our directors, officers, employees and agents. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in the restated certificate of incorporation, as amended, and the by-laws may discourage our shareowners from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareowners. In addition, the shareowner's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        Board authority to amend by-laws.    Under the by-laws, our board of directors has the authority to adopt, amend or repeal the by-laws without the approval of our shareowners. However, the holders of common stock will also have the right to initiate on their own, with the affirmative vote of a majority of the shares outstanding and without the approval of our board of directors, proposals to adopt, amend or repeal the by-laws.

        General Corporation Law of the State of Delaware.    We are a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder unless:

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  prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced, excluding certain shares; or

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  at or subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with that person's affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

        Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three year period. The provisions of Section 203 may encourage any entity interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in such entity becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions involving our Company that our shareowners may otherwise deem to be in their best interests.

Listing

        Our common stock is listed and traded on the New York Stock Exchange under the symbol "KO."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its address is P.O. Box 43070, Providence, RI 02940-3070 and its telephone number is (888) 265-3747.

 DESCRIPTION OF WARRANTS

        This section describes the general terms and provisions of the warrants. The applicable prospectus supplement will describe the specific terms of the warrants offered by that prospectus supplement and any general terms outlined in this section that will not apply to those warrants.

        We may issue warrants to purchase debt or equity securities. Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

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  the title of the warrants;

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  the price or prices at which the warrants will be issued and the currency or composite currency you may use to purchase the warrants;

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  the designation, amount and terms of the securities for which the warrants are exercisable;

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  the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

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  if applicable, the principal amount of debt securities you may purchase upon exercise of each debt warrant and the price and currency or composite currency or other consideration (which may include debt securities) you may use to purchase such principal amount of debt securities upon such exercise;

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  the aggregate number of warrants;

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  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

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  the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

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  the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

  •
  a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

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  the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

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  the maximum or minimum number of warrants that may be exercised at any time;

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  the terms of any mandatory or option redemption by us;

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  the identity of the warrant agent;

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  information with respect to book-entry procedures, if any; and

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  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

 DESCRIPTION OF DEPOSITARY SHARES

        This section describes the general terms and provisions of the depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered by that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

General

        We may, at our option, elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular class or series of preferred stock as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

        The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the applicable prospectus supplement.

        Pending the preparation of definitive depositary receipts the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date, provided, however, that if we or the depositary is required by law to withhold an amount on account of taxes, then the amount distributed to the holders of depositary shares shall be reduced accordingly. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of the depositary shares.

        If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Withdrawal of Shares

        Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, converted or exchanged into our other securities, the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of preferred stock and any money or other property represented by such depositary shares. Holders of depositary receipts will be entitled to receive whole shares of the related class or series of preferred stock on the basis set forth in the prospectus supplement for such class or series of preferred stock, but holders of such whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.

Conversion, Exchange and Redemption

        If any class or series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts. Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the applicable series of preferred stock. The depositary will mail notice of redemption or conversion to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable class or series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot on a pro rata basis or by any other equitable method as the depositary may decide. After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion.

Voting the Preferred Stock

        When the depositary receives notice of a meeting at which the holders of the particular class or series of preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder's depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendment and Termination of the Deposit Agreement

        We and the depositary may agree at any time to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (1) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement or (2) otherwise materially adversely affects any substantial existing rights of holders of depositary shares, will not take effect until such amendment is approved by the holders of at least a majority of the depositary shares then outstanding. Any holder of depositary shares that continues to hold its shares after such amendment has become effective will be deemed to have agreed to the amendment.

        We may direct the depositary to terminate the deposit agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. The depositary may terminate the deposit agreement if 90 days have elapsed after the depositary delivered written notice of its election to resign and a successor depositary is not appointed. In addition, the deposit agreement will automatically terminate if:

  •
  the depositary has redeemed all related outstanding depositary shares;

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  all outstanding shares of preferred stock have been converted into or exchanged for common stock; or

  •
  we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Reports and Obligations

        The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our restated certificate of incorporation, as amended, to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations to performance in good faith of the duties stated in the deposit agreement. The depositary assumes no obligation and will not be subject to liability under the deposit agreement except to perform such obligations as are set forth in the deposit agreement without negligence or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or class or series of preferred stock unless the holders of depositary shares requesting us to do so furnish us with a satisfactory indemnity. In performing our obligations, we and the depositary may rely and act upon the advice of our counsel on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.

Payment of Fees and Expenses

        We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

        At any time, the depositary may resign by delivering notice to us, and we may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 90 days after the delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF PURCHASE CONTRACTS

        This section describes the general terms and provisions of the purchase contracts. The applicable prospectus supplement will describe the specific terms of the purchase contracts offered by that prospectus supplement and any general terms outlined in this section that will not apply to those purchase contracts.

        We may issue purchase contracts for the purchase or sale of:

  •
  debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

  •
  currencies; or

  •
  commodities.

        Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

        The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness.

 PLAN OF DISTRIBUTION

        We may sell the securities being offered hereby in one or more of the following ways from time to time:

  •
  to underwriters or dealers for resale to the public or to institutional investors;

  •
  directly to institutional investors;

  •
  directly to a limited number of purchasers or to a single purchaser;

  •
  through agents to the public or to institutional investors; or

  •
  through a combination of any of these methods of sale.

        If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

  •
  at a fixed price or prices, which may be changed from time to time;

  •
  in "at the market offerings" within the meaning of Rule 415(a)(4) of the Securities Act;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        For each series of securities, the prospectus supplement will set forth the terms of the offering of the securities, including:

  •
  the initial public offering price;

  •
  the method of distribution, including the names of any underwriters, dealers or agents;

  •
  the purchase price of the securities;

  •
  our net proceeds from the sale of the securities;

  •
  any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

  •
  any discounts or concessions allowed or reallowed or repaid to dealers; and

  •
  the securities exchanges on which the securities will be listed, if any.

        If we use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

        If we use dealers in the sale, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of securities in any jurisdiction that does not permit such an offer.

        Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

        We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institutions contractually agree to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

        The securities will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the securities on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

 LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements for the year ended December 31, 2012, included in our Current Report on Form 8-K dated October 24, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2012, as set forth in their reports, which are incorporated by reference in this prospectus. Our consolidated financial statements are, and our audited financial statements to be included in subsequently filed documents will be, incorporated by reference in this prospectus in reliance on the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission), given on the authority of Ernst & Young LLP as experts in accounting and auditing.